UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Sonida Senior Living, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SONIDA SENIOR LIVING, INC.

14755 PRESTON ROAD, SUITE 810

DALLAS, TEXAS 75254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2024

To the Stockholders of Sonida Senior Living, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Sonida Senior Living, Inc., a Delaware corporation (the “Company”), will be held at the Company’s Corporate Office at 14755 Preston Road, Suite 810, Dallas, Texas 75254, on the 4th day of June, 2024 at 9:00 a.m. Central Time, for the following purposes:

1. To elect three directors of the Company to hold office until the Annual Meeting to be held in 2027 or until their respective successors are duly qualified and elected;

2. To ratify the Audit Committee’s appointment of RSM US LLP, independent accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2024;

3. To cast an advisory vote on executive compensation;

4. To approve an amendment to the Company’s 2019 Omnibus Stock and Incentive Plan, as amended (the “2019 Plan”), to increase the number of shares of common stock that the Company may issue under the 2019 Plan from 1,297,600 shares to 1,797,600 shares; and

5. To transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

These proposals are described in more detail in the Company’s Proxy Statement. The Board of Directors has fixed the close of business on April 19, 2024 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only holders of record at the close of business on the Record Date of shares of the Company’s common stock and Series A Convertible Preferred Stock are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s principal executive offices for ten days prior to the Annual Meeting.

You are cordially invited to attend the Annual Meeting; however, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, sign, date and mail the enclosed proxy card promptly so that your shares of stock may be represented and voted in accordance with your preferences and in order to help establish the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting and would like to vote in person, you may do so even if you have already dated, signed and returned your proxy card.

Pursuant to the rules of the New York Stock Exchange, if you hold your shares in street name, brokers, banks or other nominees will not have discretion to vote your shares on the election of directors, the advisory vote on executive compensation and the amendment to the 2019 Plan. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

Important Notice Regarding Availability of Proxy Materials for the Stockholders Meeting to be held on June 4, 2024: The Company’s Proxy Statement and the 2023 Annual Report to Stockholders are also available at www.proxydocs.com/snda.

By Order of the Board of Directors

David W. Johnson Chairman of the Board	Brandon M. Ribar President and Chief Executive Officer

April 26, 2024

Dallas, Texas

SONIDA SENIOR LIVING, INC.

14755 Preston Road, Suite 810

Dallas, Texas 75254

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2024

Solicitation and Revocability of Proxies

The Board of Directors (the “Board of Directors” or the “Board”) of Sonida Senior Living, Inc. (the “Company,” “Sonida,” “we,” “our” or “us”) is soliciting your proxy for voting on the proposals to be presented at our annual meeting of our stockholders to be held on June 4, 2024 (the “Annual Meeting”). The Annual Meeting will be held at the Company’s Corporate Office at 14755 Preston Road, Suite 810, Dallas, Texas 75254 on the 4th day of June, 2024 at 9:00 a.m. Central Time for the purposes set forth in the accompanying notice and described in this Proxy Statement. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon, unless the proxy is subsequently revoked.

Any stockholder giving a proxy has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by attending the Annual Meeting and voting in person at the Annual Meeting, by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to us addressed to David R. Brickman, Senior Vice President, General Counsel and Secretary, 14755 Preston Road, Suite 810, Dallas, Texas 75254. However, no such revocation will be effective unless such notice of revocation has been received by us at or prior to the Annual Meeting.

Our principal executive offices are located at, and our mailing address is, 14755 Preston Road, Suite 810, Dallas, Texas 75254.

Our management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the accompanying notice and described in this Proxy Statement and has no knowledge that others will do so. If other matters requiring a vote of our stockholders properly come before the Annual Meeting, then it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

This Proxy Statement and accompanying form of proxy are being mailed on or about April 26, 2024. Our Annual Report to our stockholders covering our fiscal year ended December 31, 2023, which was mailed to our stockholders on or about April 26, 2024, does not form any part of the materials for solicitation of proxies.

In addition to the solicitation of proxies by mail, our officers, directors and employees may solicit proxies by telephone, telecopy, email or through personal contact. Such officers, directors and employees will not be additionally compensated by us but will be reimbursed for any out-of-pocket expenses. We have retained Georgeson LLC (“Georgeson”) to assist in the solicitation of proxies for a fee of $8,500. This amount includes fees payable to Georgeson, but excludes salaries and expenses of our officers, directors and employees. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of our common stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of our common stock.

The cost of preparing, printing, assembling and mailing our annual report, the accompanying notice, this Proxy Statement and the enclosed form of proxy, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of our stock, and other costs of solicitation, will be exclusively borne by us.

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single copy of this Proxy Statement and our Annual Report to any household at which two or more stockholders share an address. This procedure would reduce the volume of duplicative information and our printing and mailing costs. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report to any stockholder at a shared address to which a single copy of such documents was delivered. Any stockholder who would like to receive a separate copy of this Proxy Statement and our Annual Report, now or in the future, should submit this request to David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14755 Preston Road, Suite 810, Dallas, Texas 75254, or by calling (972) 770-5600. Beneficial owners sharing an address who receive multiple copies of this Proxy Statement and our Annual Report and who would like to receive a single copy of such proxy materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Date for Receipt of Stockholder Proposals

Stockholder proposals to be included in the proxy statement for the 2025 annual meeting of our stockholders must be received by us at our principal executive offices on or before December 27, 2024 for inclusion in the proxy statement relating to that meeting.

Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), establishes an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board, to be proposed at an annual meeting of our stockholders. Notice of a stockholder proposal or a director nomination to be brought at an annual meeting of our stockholders must be delivered to, or mailed and received at, our principal executive offices not less than 60 but not more than 90 days before the scheduled date of the meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, the notice must be delivered or received no later than the close of business on the tenth day following the earlier of (1) the day on which such notice of the date of meeting was mailed or (2) the day on which such public disclosure was made. The notice of a stockholder proposal or a director nomination must also contain specified information and conform to certain requirements set forth in our Certificate of Incorporation. The chairman of the meeting may disregard the introduction of any such proposal or nomination if it is not made in compliance with the foregoing procedures or the applicable provisions of our Certificate of Incorporation.

Quorum and Voting

Only holders of record at the close of business on April 19, 2024 (the “Record Date”) of shares of our common stock and Series A Convertible Preferred Stock are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were (1) 13,854,737 shares of our common stock issued and outstanding, and (2) 41,250 shares of Series A Convertible Preferred Stock issued and outstanding, which were convertible into 1,254,074 shares of our common stock and are entitled to an aggregate of 1,254,074 votes on the proposals described in this Proxy Statement.

Each holder of our common stock is entitled to one vote per share on all matters to be acted upon at the Annual Meeting. Each holder of our Series A Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of our common stock into which the Series A Convertible Preferred Stock owned by such holder are convertible as of the Record Date on all matters to be acted upon at the Annual Meeting, voting together with the holders of our common stock as a single class. Neither our Certificate of Incorporation nor our Second Amended and Restated Bylaws, as amended (the “Bylaws”), allows for cumulative voting rights. Each proposal is tabulated separately. The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, a majority of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting, from time to time, without notice or other announcement at the Annual Meeting until a quorum is present or represented.

Pursuant to our Bylaws, assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy, at the Annual Meeting is required to (i) ratify the appointment of the independent auditors; and (ii) approve, on an advisory basis, the Company’s executive compensation. Abstentions and “broker non-votes” (as described below), if any, will not be counted as votes cast “FOR” such proposals, but may be treated as votes “AGAINST” such proposals. With respect to an uncontested election of directors, assuming the presence of a quorum, each director nominee will be elected to the Board if the number of shares voted “FOR” the election of such director nominee exceeds the number of shares voted “WITHHOLD” for such director nominee (with abstentions and “broker non-votes” not counted as votes cast either “FOR” or “WITHHOLD” for such director nominee’s election).

Pursuant to rules of the New York Stock Exchange (“NYSE”), assuming the presence of a quorum, the approval of the amendment to the Company’s 2019 Omnibus Stock and Incentive Plan, as amended (the “2019 Plan”), to increase the number of shares of common stock that the Company may issue under the 2019 Plan from 1,297,600 shares to 1,797,600 shares requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and “broker non-votes,” if any, will not be counted as votes cast on this proposal.

The Board of Directors unanimously recommends that you vote (1) “FOR” the election of each director nominee named in this Proxy Statement, (2) “FOR” the ratification of the appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2024, (3) “FOR” the approval, on an advisory basis, of the Company’s executive compensation, and (4) “FOR” the approval of the amendment to the 2019 Plan. The Board of Directors also recommends that you vote “FOR” the ability of the proxy holders to vote the proxy in their discretion with respect to any other matters that properly come before the Annual Meeting.

If you hold shares registered directly in your name and you sign and return a proxy card without giving specific voting instructions, the persons named as proxy holders will vote your proxy (1) in favor of the election of each director nominee named in this Proxy Statement, (2) in favor of the ratification of the appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2024, (3) in favor of the approval, on an advisory basis, of the Company’s executive compensation, (4) in favor of the approval of the amendment to the 2019 Plan, and (5) as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Annual Meeting.

If you hold shares in “street name” and do not submit specific voting instructions to your broker, bank or other nominee, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered to be routine under the rules of the NYSE, and in the absence of voting instructions, your broker, bank or other nominee may vote the shares it holds in street name on such items. On non-discretionary items for which you do not submit specific voting instructions to your broker, bank, or other nominee, the shares will be treated as “broker non-votes.” Broker non-votes will be considered present at the Annual Meeting for purposes of determining a quorum at the Annual Meeting. The proposal to ratify the appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2024 (Proposal 2) is considered to be routine, and therefore, may be voted upon by your broker, bank or other nominee if you do not provide instructions to such broker, bank or other nominee. However, pursuant to the NYSE’s rules, brokers, banks or other nominees will not have discretion to vote your shares on the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), and the proposal to amend the 2019 Plan (Proposal 4), as such proposals are considered to be “non-routine” items. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

Requests for Written Copies of Annual Report

We will provide, without charge, a copy of our Annual Report upon the written request of any registered or beneficial owner of our capital stock entitled to vote at the Annual Meeting. Requests should be made by mailing David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14755 Preston Road, Suite 810, Dallas, Texas 75254, or by calling (972) 770-5600. The SEC also maintains a website at www.sec.gov which contains reports, proxy statements and other information regarding registrants, including us.

Forward-Looking Statements

Certain information contained in this Proxy Statement constitutes “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “intend,” “could,” “believe,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Examples of forward-looking statements, include, without limitation, those relating to the Company’s future business prospects and strategies, financial results, working capital, liquidity, capital needs and expenditures, interest costs, insurance availability and contingent liabilities. Forward-looking statements are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements, including, but not limited to: the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt financings or refinancings, and proceeds from the sale of assets to satisfy its short-and long-term debt obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; increases in market interest rates that increase the cost of certain of the Company’s debt obligations; increased competition for, or a shortage of, skilled workers, including due to general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in overtime laws; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all; the risk of oversupply and increased competition in the markets which the Company operates; the Company’s ability to improve and maintain controls over financial reporting; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates; the future course and impact of COVID-19, or the potential emergence and effects of a future epidemic, pandemic, outbreak of infectious disease or other health crisis; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the SEC.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of April 19, 2024 by: (i) each person known by us to be the beneficial owner of more than five percent of our capital stock; (ii) each of our directors and director nominees; (iii) each of our “named executive officers” set forth in the Summary Compensation Table below; and (iv) all of our current executive officers and directors as a group. Except as otherwise indicated, the address of each person listed below is 14755 Preston Road, Suite 810, Dallas, Texas 75254.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent of Class
5% or More Stockholder
Conversant Capital LLC(2)	9,846,200	59.6%
Seymour Pluchenik(3)	2,449,593	14.8%
Named Executive Officers and Directors
Brandon M. Ribar(4)	308,055	1.9%
Kevin J. Detz(5)	189,197	1.1%
David R. Brickman(6)	115,969	*
Jill M. Krueger(7)	13,047	*
Noah R. Beren(8)	10,276	*
Benjamin P. Harris(9)	8,987	*
Shmuel S.Z. Lieberman(10)	6,913	*
David W. Johnson(11)	5,913	*
Elliot R. Zibel(12)	5,913	*
Max J. Levy	0	—
All directors and executive officers as a group (14 persons)(13)	823,368	5.0%

*	Less than one percent.

(1)

The percentages indicated are based on the sum of (i) 13,854,737 shares of our common stock issued and outstanding on April 19, 2024, plus (ii) 9,816 shares of common stock underlying the vested portion of an option to purchase shares of common stock, plus (iii) 1,254,074 shares of our common stock issuable in the aggregate upon conversion of the Series A Convertible Preferred Stock held by Conversant Dallas Parkway (A) LP (“Conversant Fund A”) and Conversant Dallas Parkway (B) LP (“Conversant Fund B” and, together with Conversant Fund A, the “Conversant Investors”), plus (iv) 1,031,250 shares of our common stock issuable in the aggregate upon exercise of the Company’s warrants held by the Conversant Investors, plus (v) 350,000 shares of our common stock issuable upon draws by the Company under the Conversant Equity Commitment, plus (vi) 13,554 shares of our common stock underlying restricted stock units held by non-employee directors.

(2)

The address of the reporting persons reported on this line is c/o Conversant Capital LLC, 25 Deforest Avenue, Summit, NJ 07901. Conversant Capital LLC (“Conversant Capital”) is the investment manager of and makes investment decisions for the Conversant Investors and Conversant Dallas Parkway (D) LP (“Conversant Fund D”). Conversant GP Holdings LLC (“Conversant GP”) is the general partner of each of the Conversant Investors and Conversant Fund D. Michael J. Simanovsky is the managing member of Conversant GP. By virtue of these relationships, each of Conversant Capital, Conversant GP, and Mr. Simanovsky may be deemed to beneficially own shares (including shares of common stock issuable upon conversion of Series A Convertible Preferred Stock or upon exercise of warrants to purchase common stock) owned directly by the Conversant Investors. Shares reported on this line consist of (i) 7,210,876 shares of issued and outstanding common stock, (ii) 1,254,074 shares of common stock issuable upon conversion of 41,250 shares of the Company’s Series A Convertible Preferred Stock, which constitutes 100% of the issued and outstanding shares of Series A Convertible Preferred Stock as of April 19, 2024, (iii) 1,031,250 shares of common stock issuable upon exercise of warrants, and (iv) 350,000 shares of common stock issuable upon draws by the Company under the Conversant Equity Commitment, in each case, held in the aggregate by the Conversant Investors and Conversant Fund D. Conversant Fund A has sole voting power and dispositive power with respect to none of the shares and shared voting power and dispositive power with respect to 6,968,889 shares and Conversant Fund B has sole voting power and dispositive power with respect to none of the shares and shared voting power and dispositive power with respect to 1,272,271 shares, plus, in each case, (1) the additional shares of common stock issuable in respect of accrued and unpaid dividends on the shares of Series A Convertible Preferred Stock held by Conversant Fund A and Conversant Fund B and (2) any additional shares of common stock that may be acquired by Conversant Fund A and Conversant Fund B pursuant to future draws under the Equity Commitment Agreement. Conversant Fund D has sole voting power and dispositive power with respect to none of the shares and shared voting power and dispositive power with respect to 1,032,216 shares. Each of Conversant GP, Mr. Simanovsky and Conversant Capital has sole voting power and dispositive power with respect to none of the shares and shared voting power and dispositive power with respect to 9,846,200 shares. The foregoing information regarding Conversant Capital, the Conversant Investors, Conversant GP, Mr. Simanovsky, and their respective beneficial ownership of shares is based on a Schedule 13D/A filed on March 26, 2024.

(3)

The address of the reporting persons reported on this line is c/o GF Investments, 810 Seventh Avenue, 28th Floor, New York, NY 10019. Shares reported on this line represent shares that may be deemed to be beneficially owned by Seymour Pluchenik, Sam Levinson, Simon Glick, Silk Partners, LP (“Silk”); Siget, LLC (“Siget”); Siget NY Partners, L.P. (“Siget NY”); 1271 Associates, LLC (“1271 Associates”); and PF Investors, LLC (“PF Investors”). Mr. Levinson is the chief investment officer of Siget NY. Siget NY is the investment manager of and makes investment decisions for Silk. 1271 Associates is the General Partner of Siget NY. Messrs. Glick and Pluchenik are the managing members of 1271 Associates. Siget is the General Partner of Silk. Messrs. Glick and Pluchenik are the managing members of Siget. By virtue of these relationships, each of Siget NY, 1271 Associates, Siget and Messrs. Levinson, Glick and Pluchenik may be deemed to beneficially own the shares owned directly by Silk. Mr. Pluchenik is the manager of PF Investors, and by virtue of this relationship, Mr. Pluchenik may be deemed to beneficially own the shares owned directly by PF Investors. Based solely on a Schedule 13D/A filed on March 25, 2024, (i) Seymour Pluchenik has the sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 2,449,593 shares, (ii) Sam Levinson, Simon Glick, Siget, Siget NY and 1271 Associates have the sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 2,234,754 shares, (iii) Silk has sole voting and dispositive power with respect to 2,234,754 shares that are held by Silk directly and shared voting and dispositive power with respect to none of the shares, and (iv) PF Investors has the sole voting and dispositive power with respect to 214,839 shares that are held directly by PF Investors and shared voting and dispositive power with respect to none of the shares.

(4)

Includes shares held by Mr. Ribar directly and unvested shares of restricted stock (certain of which are subject to the Company’s achievement of certain performance targets), as disclosed in the Company’s Form 4 filings with the SEC.

(5)

Includes shares held by Mr. Detz directly and unvested shares of restricted stock (certain of which are subject to the Company’s achievement of certain performance targets), as disclosed in the Company’s Form 4 filings with the SEC.

(6)

Includes shares held by Mr. Brickman directly and unvested shares of restricted stock (certain of which are subject to the Company’s achievement of certain performance targets), as disclosed in the Company’s Form 4 filings with the SEC.

(7)	Consists of 8,233 shares held by Ms. Krueger directly, 3,000 unvested shares of restricted stock and 1,814 shares of common stock underlying vested restricted stock units.

(8)	Consists of 4,363 shares held by Mr. Beren directly, 3,000 unvested shares of restricted stock and 2,913 shares of common stock underlying vested restricted stock units.

(9)	Consists of 3,074 shares held by Mr. Harris directly, 3,000 unvested shares of restricted stock and 2,913 shares of common stock underlying vested restricted stock units.

(10)	Consists of 3,913 shares held by Mr. Lieberman directly and 3,000 shares of unvested restricted stock.

(11)	Consists of 3,000 shares of unvested restricted stock and 2,913 shares of common stock underlying vested restricted stock units.

(12)	Consists of 2,913 shares held by Mr. Zibel directly and 3,000 shares of common stock underlying unvested restricted stock units.

(13)

Consists of shares held directly or indirectly by the executive officers and directors of the Company and unvested shares of restricted stock (certain of which are subject to the Company’s achievement of certain performance targets), as disclosed in the Company’s Form 4 filings with the SEC, as well as 13,554 shares of common stock underlying restricted stock units held by non-employee directors.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Nominees and Continuing Directors

Unless otherwise directed in the proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of each of the following nominees as a member of the Board of Directors, each to hold office until the annual meeting of our stockholders to be held in 2027 and until his or her successor is duly qualified and elected or until his or her earlier resignation or removal. Ms. Krueger and Messrs. Levy and Zibel are presently members of the Board of Directors.

Our Board is divided into three classes: Class I (terms expire at 2025 annual meeting), Class II (terms expire at 2026 annual meeting) and Class III (terms expire at 2024 annual meeting). The Board currently consists of eight directors with three directors in Class II and Class III and two directors and one vacancy in Class I.

As further discussed below under “Board of Directors and Committees—Investor Rights Agreement,” in November 2021 we entered into an agreement (the “Investor Rights Agreement”) with Conversant Dallas Parkway (A) LP (“Conversant Fund A”), Conversant Dallas Parkway (B) LP, affiliates of Conversant Capital LLC (“Conversant Fund B” and, together with Conversant Fund A, the “Conversant Investors”), and Silk Partners, LP (“Silk”) pertaining to, among other things, the appointment of a certain number of designees of Conversant Fund A and Silk, respectively, to the Board. Pursuant to the terms of the Investor Rights Agreement, Conversant Fund A is entitled to designate four individuals to be appointed to the Board and the Chairman of the Board and Silk is entitled to designate two individuals to be appointed to the Board. Conversant Fund A designated Benjamin P. Harris, David W. Johnson, Max J. Levy, and Elliot R. Zibel as its director designees with Mr. Johnson as Chairman of the Board and Silk designated Noah R. Beren and Shmuel S.Z. Lieberman as its director designees, and such individuals were appointed to the Board in November 2021.

In addition, as discussed below under “Executive Compensation Tables—Employment Agreements,” we entered into an amendment to Brandon M. Ribar’s employment agreement in August 2022 in connection with his appointment as our President and Chief Executive Officer and as a member of our Board, which provides that our Board will nominate Mr. Ribar for reelection to the Board at the expiration of each term of office, and that Mr. Ribar will serve as a member of our Board for each period for which he is so elected.

Name	Age	Position(s)	Class	Director’s Term Expires
Nominees:
Jill M. Krueger	64	Director	III	2024
Max J. Levy	33	Director	III	2024
Elliot R. Zibel	43	Director	III	2024
Continuing Directors:
Benjamin P. Harris	49	Director	I	2025
David W. Johnson	62	Director	I	2025
Brandon M. Ribar	43	Chief Executive Officer, President and Director	II	2026
Noah R. Beren	42	Director	II	2026
Shmuel S.Z. Lieberman	39	Director	II	2026

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for Three-Year Terms Expiring at the 2027 Annual Meeting:

Jill M. Krueger has been a director since 2004. She is the founding President and Chief Executive Officer of Symbria, Inc., a company that provides integrated ancillary services to nursing and senior living providers that include therapy, pharmacy and well-being. She also serves on the Board of Directors of Legacy IMBDS, Inc. (formerly iMedia Brands, Inc.) (NASDAQ: IMBI), where she is Chairperson of the Audit Committee, and is a member of the Board of Directors of the Ebix, Inc. and the Board of Directors of the Senior Care Pharmacy Coalition. Before she joined Symbria, Inc., Ms. Krueger was a partner at KPMG LLP responsible for overseeing the firm’s national Long-Term Care and Retirement Housing Practice. She received a B.S. from Northern Illinois University. She is a Certified Public Accountant and a Certified Management Accountant.

Max J. Levy has been a director since November 2021. Mr. Levy is a Principal at Conversant Capital LLC. From 2015-2020, Mr. Levy was an investment analyst at The Baupost Group where he focused on real estate investments in North America and Europe. During this time, Mr. Levy was responsible for sourcing and evaluating equity and debt investments in all property types in both private real estate and public securities. Before joining Baupost, Mr. Levy began his career as an investment banking analyst for Hentschel & Company, a boutique real estate advisory firm, where he assisted public REITs and private real estate companies on mergers, acquisitions, and capital raising. Mr. Levy also serves as a Director of Crossroads Impact Corp., an impact focused specialty finance company. He received a B.A. in Intellectual History from the University of Pennsylvania where he graduated summa cum laude and was elected to Phi Beta Kappa.

Elliot R. Zibel, CFA, has been a director since November 2021. He is the Co-Founder of Select Dental Management, where he is responsible for its strategy, partnerships and providing non-clinical support services for 38 practice Dental Support Organizations. Since Select Dental Management was established in 2018, Mr. Zibel has helped it complete 30 acquisitions and raise more than $70 million of equity and debt capital from institutional investors. Previously, he worked in the financial sector at multi-billion-dollar firms including Hitchwood Capital Management L.P., Folger Hill Asset Management, Pennant Capital Management, Breeden Partners L.P. and Matrix Asset Advisors LLC. Mr. Zibel received a Bachelor of Economics and Political Science from Union College.

Directors Continuing in Office Until the 2025 Annual Meeting:

Benjamin P. Harris, CFA, has been a director since November 2021. He is the founder and CEO of Pinedale Capital Partners, a dedicated industrial real estate operating platform based in New York. Previously, Mr. Harris was the CEO of Link Logistics (Blackstone’s U.S. Industrial Real Estate platform). Before that, he served as President of Gramercy Property Trust (NYSE: GPT), the Head of Net Lease Investments of Northcliffe/Annaly Capital Management and the Head of U.S. Investments of W. P. Carey & Co. LLC (NYSE: WPC). Mr. Harris received a Joint BSc in Economics from the University of Kings College/Dalhousie University, Canada.

David W. Johnson has been a director since November 2021. He is Co-Founder & Managing Director of Horizon Capital, a land acquisition and land development company. Prior to Horizon Capital, he founded Aimbridge Hospitality and served as its CEO. Mr. Johnson previously spent 17 years at Wyndham International, where he helped add over 400 hotels to the Wyndham portfolio. Additionally, he served as President of Wyndham Hotels, overseeing approximately 15,000 employees and $3 billion in annual revenue. Mr. Johnson serves as a Director on the Board of Hilton Grand Vacations Inc. (NYSE: HGV) and sits on the Audit and Compensation Committees. Previously, he served on the Strategic Hotels (NYSE: BEE) Board as a member of the Audit and Corporate Governance Committees, and as a Director of Gaylord Entertainment (NYSE: GET). He is also on the U.S. Travel Association (USTA) board as a member of the Chairman’s Circle and as a member of USTA’s CEO Roundtable. Mr. Johnson received a bachelor’s degree in Business Economics from Northeastern Illinois University.

Directors Continuing in Office Until the 2026 Annual Meeting:

Brandon M. Ribar has been the Chief Executive Officer and President and a director of Sonida Senior Living, Inc. since September 2022. Mr. Ribar joined the Company in September 2019 as its Executive Vice

President and Chief Operating Officer. Prior to joining the Company, Mr. Ribar served as an executive healthcare consultant primarily focused on improving existing operations and expanding continuing care retirement communities for multiple investment platforms and operators since 2018. From 2014 through 2018, he served as the Senior Vice President, Operations of Golden Living, a post-acute healthcare provider. Prior to serving in such capacity, Mr. Ribar served Golden Living in various roles including Senior Vice President, Operational Finance and Strategy and Senior Vice President, Corporate Strategy and Business Development. Prior to Golden Living, Mr. Ribar served as Vice President of Fillmore Capital Partners from 2004 through 2009. Mr. Ribar received a BSC in Operations and Management Information Systems from Santa Clara University.

Noah R. Beren has been a director since November 2021. He joined GF Investments in 2014 and is currently Head of Asset Management for the firm. His responsibilities include overseeing an extensive real estate portfolio of office, multi-family and land assets. Previously he served as a Vice President focusing on deal execution and portfolio management. From 2012 to 2014, Mr. Beren served as a Vice President at a private independent oil and gas company. Mr. Beren received a First Talmudic Degree from Talmudical Yeshiva of Philadelphia.

Shmuel S.Z. Lieberman has been a director since November 2021. He is a senior member of the investment team at GF Investments. Mr. Lieberman oversees the investment process for public and private investments across a wide range of industries, strategies and asset classes. He is a former board member of TradAir Ltd and has been an observer to a number of portfolio companies. Mr. Lieberman received a Master of Business Administration degree from Baruch College and a Bachelor of Rabbinic Studies degree from the Rabbinical College of America.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) focused primarily on the information discussed in each of the Directors’ individual biographies set forth above. In particular, with respect to Mr. Beren, the Board considered his substantial experience in the real estate industry. With regard to Mr. Harris, the Board considered his significant experience in real estate investments, development, leasing and operation, including serving as President a publicly-traded REIT. With respect to Mr. Johnson, the Board considered his extensive experience in the hospitality industry, including serving as CEO of a leading hotel management company, along with his prior service as a director for several public companies. With respect to Ms. Krueger, the Board considered her significant experience, expertise and background with regard to accounting matters, which includes specialization in health care, and rehabilitative and wellness services for elderly persons. With respect to Mr. Levy, the Board considered his substantial experience in real estate and investment banking. With respect to Mr. Lieberman, the Board considered his significant investment experience. With respect to Mr. Ribar, in addition to his position as the Company’s President and Chief Executive Officer, the Board considered Mr. Ribar’s experience in improving operational performance and expanding continuing care retirement communities for companies in the healthcare industry. With respect to Mr. Zibel, the Board considered his significant management experience in the healthcare industry, including his experience with a large national service provider to senior living communities. In addition, with respect to Messrs. Levy, Beren and Lieberman, the Board considered that such individuals could bring to the Board an important perspective of significant stockholders of the Company. As noted below under “Board of Directors and Committees—Investor Rights Agreement,” the Company is obligated to nominate Messrs. Beren, Harris, Johnson, Levy, Lieberman and Zibel as directors pursuant to the terms of the Investor Rights Agreement.

The Board does not anticipate that any of the aforementioned nominees for director will refuse or be unable to accept election as a director, or be unable to serve as a director. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board.

There are no family relationships among any of our directors, director nominees or executive officers.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the individuals nominated for election as a director.

BOARD OF DIRECTORS AND COMMITTEES

General

Our Board of Directors currently consists of eight directors and is expected to consist of eight directors following the Annual Meeting. The Board has determined that Noah R. Beren, Benjamin P. Harris, David W. Johnson, Jill M. Krueger, Max J. Levy, Shmuel S.Z. Lieberman and Elliot R. Zibel, each an existing director, are “independent” within the meaning of the corporate governance rules of the NYSE and no such individual has any relationship with us, except as a director, stockholder and/or director nominee, as applicable. In addition, we have adopted a Director Independence Policy, as described in greater detail below under the heading “—Director Independence Policy,” which establishes guidelines for the Board to follow in making the determination as to which of our directors is “independent.” Our Director Independence Policy is available on our website at http://www.sonidaseniorliving.com in the Investor Relations section and is available in print to any stockholder who requests it. The Board has determined that Messrs. Beren, Harris, Johnson, Levy, Lieberman and Zibel and Ms. Krueger, each an existing director, are “independent” in accordance with our Director Independence Policy.

During 2023, the Board held seven board meetings, including regularly scheduled and special meetings. During 2023, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings held by all committees of the Board on which such director served (during the periods that he or she served), and (ii) the total number of meetings of the Board (held during the period for which he or she has been a director). Under our Corporate Governance Guidelines, each of our directors is expected to attend all meetings of the Board, the annual stockholders meeting and meetings of the committees of the Board on which they serve. Each of our directors attended our 2023 annual meeting of stockholders. Our independent directors meet in executive sessions without any management directors, and the independent Chairman of the Board presided over these meetings during 2023.

Advance Resignation Policy

Under our Corporate Governance Guidelines, for uncontested director elections, as a condition to nomination by the Board of an incumbent director, such nominee must submit an irrevocable resignation to the Board. Any such nominee who receives a greater number of votes “withholding authority” for or “against” such nominee’s election than votes “for” such nominee’s election (with abstentions and broker non-votes not counted as votes cast either “for” or “withhold authority” for or “against” such nominee’s election), and who remains on the Board as a holdover director, will have his or her irrevocable resignation considered by the Nominating and Corporate Governance Committee. Following the certification of the voting results in an uncontested election of directors, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to the treatment of any such nominee that did not receive the requisite majority vote, including whether to accept or reject any such tendered resignation. Thereafter, the Board will determine whether to accept the Nominating and Corporate Governance Committee’s recommendation. If such nominee’s resignation is accepted by the Board, then such director will immediately cease to be a member of the Board upon the date of such acceptance.

Director Independence Policy

The Board undertakes an annual review of the independence of all non-management directors. In advance of the meeting at which this review occurs, each non-management director is asked to provide the Board with full information regarding the director’s business and other relationships with us in order to enable the Board to evaluate the director’s independence. Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, us, whether or not such business relationships are described above.

No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with us. The following guidelines are considered in making this determination:

•

a director who is, or has been within the last three years, employed by us, or whose immediate family member is, or has been within the last three years, one of our executive officers, is not “independent”;

•

a director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent”;

•

a director (a) who is or whose immediate family member is a current partner of a firm that is our internal or external auditor, (b) who is a current employee of such a firm, (c) whose immediately family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) who is, or whose immediate family member was within the last three years (but is no longer), a partner or employee of such a firm and personally worked on our audit within that time, is not “independent”;

•

a director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that other company’s compensation committee, is not “independent”;

•

a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not “independent”;

•

a director who serves as an executive officer, or whose immediate family member serves as an executive officer, of a tax exempt organization that, within the preceding three years, received contributions from us, in any single fiscal year, of an amount equal to the greater of $1 million or 2% of such organization’s consolidated gross revenue, is not “independent”; and

•

a director who has a beneficial ownership interest of 10% or more in a company which has received remuneration from us in any single fiscal year in an amount equal to the greater of $1 million or 2% of such company’s consolidated gross revenue is not “independent” until three years after falling below such threshold.

In addition, members of the Compensation Committee must not have any relationship or affiliation with us that would materially affect the director’s ability to be independent from management as a Compensation Committee member and must otherwise be “independent” under our Director Independence Policy. Members of the Audit Committee may not accept any consulting, advisory or other compensatory fee from us or any of our subsidiaries or affiliates other than directors’ compensation.

The terms “us,” “we” and “our” refer to Sonida Senior Living, Inc. and any direct or indirect subsidiary of Sonida Senior Living, Inc., which is part of the consolidated group. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

Committees

Committees of the Board include the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee.

Audit Committee

The Audit Committee consists of Ms. Krueger (chair) and Messrs. Harris and Johnson, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this Proxy Statement.

The Board has determined that Ms. Krueger qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The Board has adopted an amended and restated Audit Committee Charter, which is available on our website at http://www.sonidaseniorliving.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Audit Committee:

•	oversees our financial reporting process and internal control system;

•	appoints, replaces, provides for compensation of and oversees our independent accountants;

•	provides an open avenue of communication among our independent accountants, senior management and the Board; and

•	conducts an annual review of the adequacy of its charter and recommends any proposed changes to the Board for its approval.

During 2023, the Audit Committee held five meetings, including regularly scheduled and special meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Harris (chair), Beren and Zibel and Ms. Krueger, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this Proxy Statement. The Board has adopted an amended and restated Nominating and Corporate Governance Committee Charter, which is available on our website at http://www.sonidaseniorliving.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Nominating and Corporate Governance Committee:

•	identifies individuals qualified to become directors;

•	recommends director nominees to the Board;

•	develops, and recommends for Board’s approval, our Corporate Governance Guidelines;

•	reviews with management and assists and advises the Board with respect to resident care and services;

•	oversees the evaluation of the Board and management; and

•	conducts an annual review of the adequacy of its charter and recommends any proposed changes to the Board for its approval.

During 2023, the Nominating and Corporate Governance Committee held four meetings, including regularly scheduled and special meetings.

Compensation Committee

Composition, Charter and Meetings

The Compensation Committee consists of Messrs. Lieberman (chair) and Levy and Ms. Krueger, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this Proxy Statement. The Board has adopted an amended and restated Compensation Committee Charter, which is available on our website at http://www.sonidaseniorliving.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Compensation Committee’s responsibilities include, among other things, the responsibility to:

•

review and approve, on an annual basis, the corporate goals and objectives, and any amendments to those goals and objectives, relevant to the compensation of our Chief Executive Officer and our other executive officers, evaluate each such individual’s performance in light of such objectives and, either as a committee or together with other independent directors (as directed by the Board), determine and approve the compensation for each such individual based on such evaluation (including base salary, bonus, incentive and equity compensation);

•	review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices;

•	review our compensation, incentive compensation and equity-based plans and recommend, from time to time, changes in such compensation levels and practices to the Board;

•

review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and make a recommendation as to whether it should be included therein;

•	conduct an annual review of the adequacy of its charter and recommend any proposed changes to the Board for its approval; and

•	perform any other activities consistent with our Certificate of Incorporation, Bylaws and governing law as the Compensation Committee or the Board deems appropriate.

During 2023, the Compensation Committee held six meetings, including regularly scheduled and special meetings.

Role and Responsibilities

The Compensation Committee is responsible for reviewing and approving the base salary increases (other than any annual base salary increases contemplated by existing employment agreements) and bonus levels of our executive officers, including our named executive officers, evaluating the performance of such executives and reviewing any related matters. Equity and other forms of compensation for our executive officers, including our named executive officers, are also considered by the Compensation Committee. In considering and determining our executive compensation program, the Compensation Committee primarily relies upon the following factors:

•

Peer Group Data. The Compensation Committee has consistently sought to structure our executive compensation program to provide amounts and forms of compensation to our executive officers that are generally commensurate with those paid to executive officers with comparable duties and responsibilities at companies that provide senior living and healthcare services and companies that have significant real estate ownership of residential or senior living communities that the Compensation Committee, in consultation with our independent compensation consultant and senior management, periodically determines to be the most directly comparable to the Company.

•

Third Party Industry Surveys and Compensation Consultants. As part of its ongoing efforts to provide independent oversight and review of our executive compensation programs, the Compensation Committee periodically reviews information compiled by third parties with respect to the executive compensation practices of other companies in our industry. The Compensation Committee reviews such information for purposes of obtaining a general understanding of current compensation practices of companies in our peer group and general industry. The information reviewed is part of a larger competitive analysis and does not mandate a particular decision regarding the compensation opportunities of our named executive officers. The Compensation Committee is also authorized to engage independent compensation consultants from time to time to review our executive compensation arrangements. See “—Role of Independent Compensation Consultant” below.

•

Other Factors. Other key factors beyond compensation market data also affect the Compensation Committee’s judgment with respect to our executive compensation program. These factors include our financial and stock performance, and the contribution of each executive officer relative to his or her individual responsibilities and capabilities, the individual’s experience in their role and tenure with the Company, internal alignment with the executive team and retention concerns, among other relevant factors.

•	Role of Management. The Compensation Committee has also relied in part upon the input and recommendations of our Chief Executive Officer when considering annual increases to base salaries for our other executive officers, the annual establishment of our Incentive Compensation Plan (which aligns with the Company’s business plan), and whether to grant long-term incentive awards to our other executive officers, and if so, in what forms and amounts. The Compensation Committee typically takes into account these recommendations from our Chief Executive Officer.

In fulfilling its responsibilities and duties with respect to the compensation of our directors, the Compensation Committee periodically reviews the compensation paid to the non-employee directors of the companies in our peer group, and may recommend to the Board adjustments to our director compensation levels and practices so as to remain competitive with the companies in our peer group.

Role of Independent Compensation Consultant

Pursuant to its charter, the Compensation Committee may retain such compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion and it has the sole authority to approve related fees and other retention terms. From time to time, the Compensation Committee has engaged third parties to compile statistical information with respect to the executive compensation practices of other comparable public companies and has retained independent compensation consultants to review the Company’s compensation arrangements for certain of its named executive officers and its independent directors.

The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant to review the Company’s 2023 compensation arrangements for certain of its executive officers and its independent directors, including an analysis of both the competitive market and the design of the compensation arrangements. Meridian also assisted the Compensation Committee with a variety of matters, including the design of the annual and long-term incentive program and its impact on officer retention, and an annual risk assessment of our compensation policies and practices applicable to our executive officers and other employees. Meridian reported its findings to the Compensation Committee to help inform the Compensation Committee’s decision-making on executive officer compensation for 2023. The Compensation Committee recognizes that it is essential to receive objective advice from its external advisors. Consequently, the Compensation Committee is solely responsible for retaining and terminating its consultants, Meridian reported directly to the Compensation Committee, and Meridian did not provide any other services to the Company during fiscal 2023.

The fees payable by the Company to Meridian for its services as of December 31, 2023 were approximately $70,697. The Compensation Committee evaluated the independence of Meridian and concluded that Meridian was independent and presented no conflict of interest.

Board of Directors’ Leadership Structure

In 2010, our Board separated the roles of Chairman of the Board and Chief Executive Officer by electing a non-executive, independent director as Chairman of the Board. Since November 2021, Mr. Johnson has served as non-executive Chairman of the Board. The separation of the roles was implemented to allow our Chief Executive Officer to continue to focus his or her efforts on the successful management of the Company while allowing our independent Chairman to focus his efforts on the continued development of a high-performing Board, including (1) ensuring the Board remains focused on the Company’s long-term strategic plans, (2) working with Company management to ensure the Board continues to receive timely and adequate information, (3) coordinating activities of the committees of the Board, and (4) ensuring effective stakeholder communications. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Board of Directors’ Role in Risk Oversight

Our Company, like others, faces a variety of enterprise risks, including credit risk, liquidity risk, and operational risk. In fulfilling its risk oversight role, the Board focuses on the adequacy of the Company’s risk management process and overall risk management system. The Board believes an effective risk management system will (1) adequately identify the material risks that the Company faces in a timely manner, (2) implement appropriate risk management strategies that are responsive to the Company’s risk profile and specific material risk exposures, (3) integrate consideration of risk and risk management into business decision-making throughout the Company, and (4) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committee.

The Audit Committee has been designated to take the lead in overseeing risk management at the Board level. Accordingly, the Audit Committee schedules time for periodic reviews of risk management, in addition to its other duties. In this role, the Audit Committee receives information from management and other advisors, and strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

In addition, the Nominating and Corporate Governance Committee is responsible under its charter for reviewing with management and assisting and advising the Board with respect to resident care and services. This risk management and risk assessment includes management compliance with regulatory requirements related to resident care and services and other related matters, including meeting the Company’s expectations for providing quality care and services to its residents.

Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company’s risk management system and the most significant risks that the Company faces. This is principally accomplished through the Audit Committee’s discussions with the full Board and summary versions of the briefings provided by management and advisors to the Audit Committee.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

Director Nominations

The Nominating and Corporate Governance Committee is responsible under its charter for identifying and recommending qualified candidates for election to the Board. In addition, stockholders who would like to recommend a candidate for election to the Board may submit the recommendation to the chairman of the Nominating and Corporate Governance Committee, in care of David R. Brickman, our Senior Vice President, General Counsel and Secretary. Any recommendation must include name, contact information, background, experience and other pertinent information on the proposed candidate and must be received in writing by November 15th of a calendar year for consideration by the Nominating and Corporate Governance Committee for the annual meeting of our stockholders in the immediately following calendar year.

Although the Nominating and Corporate Governance Committee is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee believes that a formal policy is not necessary or appropriate because of the small size of the Board and because the current Board already has a diversity of business background and industry experience.

The Nominating and Corporate Governance Committee does not have specific minimum qualifications that must be met by a candidate for election to the Board in order to be considered for nomination by the Nominating and Corporate Governance Committee. In identifying and evaluating nominees for director, the Nominating and

Corporate Governance Committee considers each candidate’s qualities, experience, background and skills, as well as any other factors that the candidate may be able to bring to the Board. The process is the same whether the candidate is recommended by a stockholder, another director, management or otherwise. Although the Nominating and Corporate Governance Committee does not have a formal diversity policy in place for the director nomination process, an important factor in the Nominating and Corporate Governance Committee’s consideration and assessment of a candidate is the diversity of the candidate’s viewpoints, professional experience, education and skill set. The Nominating and Corporate Governance Committee does not pay a fee to any third party for the identification of candidates, but it has paid fees in the past to third parties for background checks on candidates.

With respect to this year’s nominees for director, Ms. Krueger and Messrs. Levy and Zibel currently serve as directors of the Company.

Investor Rights Agreement

In November 2021, we entered into the Investor Rights Agreement with the Conversant Investors and Silk, which Investor Rights Agreement pertains to, among other things, the appointment of (i) a certain number of directors nominated by Conversant Fund A (“Conversant Representatives”) to the Board based upon the ownership percentage in the Company of the Conversant Investors and their affiliates and permitted transferees, and (ii) two directors nominated by Silk (the “Silk Representatives”) for so long as Silk and its affiliates beneficially own at least five percent of the outstanding shares of common stock of the Company on an as-converted basis. Additionally, pursuant to the Investor Rights Agreement, for so long as the Conversant Investors and their affiliates and permitted transferees collectively satisfy a certain percentage of beneficial ownership in the Company, Conversant Fund A will be entitled to designate the chairperson of the Board. Pursuant to the terms of the Investor Rights Agreement, Conversant Fund A is entitled to designate four individuals to be appointed to the Board and the Chairman of the Board and Silk is entitled to designate two individuals to be appointed to the Board. Conversant Fund A designated Benjamin P. Harris, David W. Johnson, Max J. Levy, and Elliot R. Zibel as the Conversant Representatives with Mr. Johnson as the Chairman of the Board and Silk designated Noah R. Beren and Shmuel S.Z. Lieberman as the Silk Representatives, and such individuals were appointed to the Board in November 2021.

The foregoing description of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Investor Rights Agreement, a copy of which the Company filed with the SEC as Exhibit 10.1 to a Current Report on Form 8-K on November 4, 2021.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics governing all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and corporate controller. A copy of this Code of Business Conduct and Ethics is available in the “Corporate Governance Documents” section of the “Investor Relations” section of our website at www.sonidaseniorliving.com. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.

Anti-Hedging and Anti-Pledging Policies

As part of our Policy on Insider Trading, directors, officers and employees are prohibited from engaging in hedging transactions with respect to our securities. In addition, directors, officers and other employees are prohibited from holding our securities in a margin account and are also prohibited from pledging our securities as collateral for a loan unless such pledging has been disclosed to, and pre-approved by, the Board.

Website

Our Internet website, www.sonidaseniorliving.com, contains an Investor Relations section, which provides links to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, SEC stock ownership reports, amendments to those reports and filings, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Director Independence Policy and charters of the Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee of the Board. These documents are available in print, free of charge, to any stockholder who requests a copy as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The materials on our website are not incorporated by reference into this Proxy Statement and do not form any part of the materials for solicitation of proxies.

Communication with Directors

Correspondence from stockholders and other interested parties may be sent to our directors, including our non-management directors, individually or as a group, in care of David W. Johnson, the Chairman of our Board, with a copy to David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14755 Preston Road, Suite 810, Dallas, Texas 75254.

All communications received as set forth above will be opened by the Chairman and Senior Vice President, General Counsel and Secretary for the sole purpose of determining whether the contents represent a message to our directors. Appropriate communications other than advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning each of the Company’s executive officers, other than Mr. Ribar. Information concerning Mr. Ribar is set forth above under “Election of Directors—Nominees for Election for Three-Year Terms Expiring at the 2027 Annual Meeting.”

Name	Age	Position(s) with the Company
Kevin J. Detz	44	Executive Vice President and Chief Financial Officer
David R. Brickman	66	Senior Vice President, Secretary and General Counsel
Michael C. Fryar	47	Senior Vice President and Chief Revenue Officer
Timothy J. Cober	41	Vice President and Chief Accounting Officer
Michael R. Karicher	55	Vice President and Chief People Officer
R. Reanae Clark	40	Vice President of Business Development and Acquisitions

Kevin J. Detz joined the Company in May 2022 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Detz served as Executive Vice President and Operational Chief Financial Officer for Aimbridge Hospitality, a global third-party hotel management company, since January 2020. Prior to serving in such capacity, Mr. Detz was Ambridge Hospitality’s Senior Vice President and Chief Accounting Officer from October 2016 to December 2019, and he served as Aimbridge Hospitality’s Senior Vice President and Controller from March 2014 to September 2016. Prior to joining Aimbridge Hospitality, Mr. Detz served as Vice President and Controller of Goldman Sachs & Co.’s Real Estate Management Division from December 2007 to March 2014. Mr. Detz began his career in Ernst & Young LLP’s audit practice in 2002. Mr. Detz graduated magna cum laude with a degree in business administration from Duquesne University and is a Certified Public Accountant. He is a member of the AICPA and American Hotel & Lodging Association Global Finance Committee.

David R. Brickman is currently the Senior Vice President, Secretary, and General Counsel of the Company. He served as Vice President and General Counsel of the Company and its predecessors since July 1992 and has served as Secretary of the Company since May 2007. From 1989 to 1992, Mr. Brickman served as in-house counsel with LifeCo Travel Management Company, a corporation that provided travel services to U.S. corporations. Mr. Brickman earned a Juris Doctor and Masters of Business Administration from the University of South Carolina and a Masters in Health Administration from Duke University. He currently serves as a member of the National Center for Assisted Living In-house Counsel Roundtable Task Force, as well as the Long-Term Care Risk Legal Forum. He also serves on the board of the Dallas Hebrew Free Loan Association. Mr. Brickman has either practiced law or performed in-house counsel functions for 35 years.

Michael C. Fryar joined the Company as Chief Revenue Officer in February 2019. His 20 years of experience focusing on brands in complex, multi-channel environments includes leadership positions in medical device and marketing agency settings, with the majority of his career focused in senior healthcare. Prior to joining the Company, Mr. Fryar served as Vice President of GN Hearing North America, where he was part of a leadership team responsible for seven consecutive years of above-market growth and expansion across multiple channels and brands. Prior to GN Hearing, Mr. Fryar served as Senior Director, Marketing at Starkey Hearing Technologies from 2006 to 2012. From 1998 to 2006, he served as an account director at marketing agency Colle McVoy, specializing in digital and traditional marketing, advertising and public relations. Mr. Fryar received a BA in Communications Studies with a minor in Economics Management from Gustavus Adolphus College.

Timothy J. Cober joined the Company as Vice President and Chief Accounting Officer in July 2022. Mr. Cober’s experience has focused on leading accounting teams in both the real estate and healthcare industries. Prior to joining the Company, Mr. Cober served as Vice President of Accounting for Spire Hospitality, L.L.C., a national third-party hotel management company. Prior to joining Spire Hospitality, L.L.C. in 2021, Mr. Cober served as Vice President and Corporate Controller for HealthTrackRx, Inc., an infectious disease laboratory, and as Vice President of Accounting Operations for U.S. Anesthesia Partners, Inc., a single-specialty anesthesia practice. Prior to these roles, Mr. Cober served as Vice President of Central Accounting for Aimbridge Hospitality, L.L.C., a global hotel management firm, where he spent approximately 4.5 years and built a professional services platform to help support the company’s rapid organic and M&A growth activity. Mr. Cober began his career in public accounting, most recently practicing assurance with Ernst & Young, L.L.P. Mr. Cober is a Certified Public Accountant and a Certified Fraud Examiner and holds a Bachelor of Science in Accounting from the University of Texas, Arlington.

Michael R. Karicher joined the Company as Vice President and Chief People Officer in January 2023. Prior to joining the Company, Mr. Karicher served as consultant to companies in the healthcare industry. Prior to serving as a consultant, Mr. Karicher served as Executive Vice President with Remington Hotels from July 2015 through May 2022 where he was responsible for Human Resources and Administration of an organization with over 80 hotels and oversight of Human Resources for seven other subsidiaries of Ashford Inc. (NYSE American: AINC) employing more than 8,000 people. Prior to such role, Mr. Karicher served as Senior Vice President and Chief Human Resources Officer for Golden Living in Plano, Texas, from March 2006 to July 2015 and he held various other positions with Golden Living since 2004. Mr. Karicher received a Bachelor of Science in Business and Economics from Lehigh University and is a Certified Public Accountant.

R. Reanae Clark joined the Company as Vice President of Business Development and Acquisitions in May 2023. Prior to joining the Company, Ms. Clark served as an Associate Director in ORIX Corp. USA’s Municipal and Infrastructure group since 2019 as an Associate Director, leading debt originations for the company’s senior housing municipal portfolio. Prior to that, Ms. Clark served as an Associate Vice President of Chicago-based Ziegler Investment Bank, which she joined as an Associate in 2015, in the senior living finance practice. While working at Ziegler, she assisted senior living borrowers in the Midwest and Southeast access nearly $1 billion in capital through municipal bonds and bank direct placements to fund new developments, expansions, refundings and restructurings. Before that, Ms. Clark spent 6 years at Greystone Communities, most recently serving as a Manager at the senior living development and management company based in Dallas, Texas. She began her career in audit at KPMG in 2006. Ms. Clark earned her bachelor’s degree in accounting from Southern Methodist University in Dallas, graduating with honors and CPA eligible.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation earned by our named executive officers in 2023 and 2022. Please note that total compensation, as reported in the Summary Compensation Table below and calculated under SEC rules, reflects pre-tax amounts and several items that are driven by accounting assumptions on incentive awards that have not yet been earned, including awards that vest over a period of time and/or are subject to the satisfaction of various performance targets. Therefore, it is not necessarily reflective of the compensation our named executive officers actually realized for such years.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Brandon M. Ribar,	2023	$461,854	—		$967,769	—	$339,232	—	$1,768,234
President and Chief Executive Officer	2022	$424,569	$300,000		$1,088,258	—	$99,760	$600	$1,913,187

Kevin J. Detz,	2023	$405,233	$75,000	(3)	$713,608	—	$275,918	—	$1,469,759
Executive Vice President and Chief Financial Officer	2022	$266,687	—		$1,056,540	—	$54,242	$350	$1,377,819

David R. Brickman,	2023	$358,389	—		$261,835	—	$171,448	—	$791,672
Senior Vice President, General Counsel and Secretary	2022	$351,404	$170,581		$323,771	—	$51,430	$600	$897,786

(1)

Amounts for 2023 reflect the grant date fair value of the respective equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), including, with respect to performance-based shares, the grant date fair value of the performance shares based on the probable outcome of the performance conditions as of the date of grant (rather than the maximum potential value of the award). Assumptions used in the calculation of these amounts are included in footnote 9 to our audited financial statements for the fiscal year ended December 31, 2023 included in our Annual Report on Form 10-K filed with the SEC on March 27, 2024. See “—2023 Long-Term Equity Incentive Awards” and “—2023 Shareholder Alignment Awards” below for additional information.

(2)

Amounts in this column for 2023 reflect the cash performance incentive received by our named executive officers under our Fiscal 2023 Executive Short-Term Incentive Compensation Plan (the “2022 STI Plan”). See “—Fiscal 2023 Executive Short-Term Incentive Compensation Plan” below for additional information.

(3)	Represents a sign-on bonus payable to Mr. Detz in connection with his employment with the Company, which was paid in March 2023.

Employment Agreements

Brandon M. Ribar

We entered into an employment agreement with Mr. Ribar in September 2019, which was amended on August 2, 2022 in connection with Mr. Ribar’s appointment as our President and Chief Executive Officer and as a member of our Board. Mr. Ribar’s amended employment agreement provides for an initial term of one year and automatically renews for additional one-year periods in the event that we do not, or Mr. Ribar does not, provide written notice to the other party of their intent not to renew such term at least 30 days prior to the expiration of the then-current term. Mr. Ribar’s amended employment agreement provides that our Board will nominate Mr. Ribar for reelection to the Board at the expiration of each term of office, and that Mr. Ribar will serve as a member of our Board for each period for which he is so elected.

Pursuant to Mr. Ribar’s amended employment agreement, he receives an annual base salary of not less than $450,000 and is eligible to receive an annual performance bonus targeted at 75% of his base salary. Mr. Ribar’s amended employment agreement also entitles him to certain severance payments and benefits in the event his employment is terminated by us without “Cause” or by Mr. Ribar for “Good Reason” (including in connection with a “Fundamental Change”), as described more fully in Mr. Ribar’s employment agreement.

The foregoing description of Mr. Ribar’s amended employment agreement does not purport to be complete and is qualified in its entirety by the reference to the full text of Mr. Ribar’s employment agreement and employment agreement amendment, which are included as Exhibits 10.1 to the Company’s Current Reports on Form 8-K filed with the SEC on September 10, 2019 and August 5, 2022, respectively.

Kevin J. Detz

We entered into an employment agreement with Mr. Detz in April 2022 in connection with Mr. Detz’s appointment as our Executive Vice President and Chief Financial Officer. Pursuant to Mr. Detz’s employment agreement, Mr. Detz receives an annual base salary of not less than $400,000, and Mr. Detz is eligible to receive an annual performance bonus targeted at 70% of his annual base salary. In connection with his employment with the Company, Mr. Detz also received a sign-on bonus of $75,000, which was paid in March 2023, and 30,000 shares of performance-based restricted stock. Mr. Detz’s employment agreement also entitles him to certain severance payments and benefits in the event his employment is terminated by us without “Cause” or by Mr. Detz for “Good Reason” (including in connection with a “Change in Control”), as described more fully in Mr. Detz’s employment agreement.

The foregoing description of Mr. Detz’s employment agreement does not purport to be complete and is qualified in its entirety by the reference to the full text of Mr. Detz’s employment agreement, which is included as Exhibit 10.01 to the Company’s Current Report on Form 8-K filed with the SEC on April 19, 2022.

David R. Brickman

In March 2021, we entered into a new employment agreement with Mr. Brickman that terminated and replaced his then-existing employment agreement. Pursuant to Mr. Brickman’s employment agreement, Mr. Brickman serves as our Senior Vice President, General Counsel and Secretary, he receives an annual base salary of not less than $335,000 and he is eligible to receive an annual performance bonus targeted at 50% of his base salary. Mr. Brickman’s employment agreement also entitles him to certain severance payments and benefits in the event his employment is terminated by us without “Cause” or by Mr. Brickman for “Good Reason” (including in connection with a “Change in Control”), as described more fully in Mr. Brickman’s employment agreement.

The foregoing description of Mr. Brickman’s employment agreement does not purport to be complete and is qualified in its entirety by the reference to the full text of Mr. Brickman’s employment agreement, which is included as Exhibit 10.28 to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2021.

2023 Long-Term Equity Incentive Awards

On April 4, 2023, the Compensation Committee approved long-term incentive compensation awards under our 2019 Plan for our named executive officers consisting of performance-based restricted stock awards (“PSAs”) and time-based restricted stock awards (“RSAs”). The Compensation Committee used (i) a targeted mix that placed greater weighting on PSAs (70% of the long-term equity incentive award) and (ii) cumulative three-year performance periods instead of three annual performance periods based on actual Return on Equity versus targeted Return on Equity. When determining the number of RSAs and PSAs to grant to each of our named executive officers, the Compensation Committee also emphasized managing share usage under our 2019 Plan and stockholder dilution.

The following table shows the number of PSAs and RSAs granted to each of our named executive officers in April 2023.

NEO	RSAs(1)	PSAs(2)
Brandon M. Ribar	13,200	30,800
Kevin J. Detz	8,400	19,600
David R. Brickman	4,080	9,520

(1)

Represents shares of restricted stock granted under our 2019 Plan, which are scheduled to vest in installments of 33%, 33% and 34% on first, second and third anniversaries of the grant date, respectively.

(2)

Represents shares of performance-based restricted stock granted under our 2019 Plan, which will vest subject to the achievement of a Return on Equity performance target for the three year period ending December 31, 2025.

2023 Shareholder Alignment Awards

On January 26, 2023, the Compensation Committee also approved long-term performance share awards under our 2019 Plan for our named executive officers designed to further align the interests of our executive officers with those of the Company’s stockholders, which will vest subject to such individual’s continued employment with the Company and the attainment of specified volume weighted average price (the “VWAP”) targets in respect of the Company’s common stock during the five year period following the grant date.

The following table shows the number of long-term performance share awards granted to each of our named executive officers in January 2023.

NEO	Performance Shares(1)
Brandon M. Ribar	76,450
Kevin J. Detz	60,000
David R. Brickman	19,300

(1)

Represents shares of performance-based restricted stock granted under our 2019 Plan, which will vest subject to the achievement of the following VWAP performance targets for the Company’s common stock on or prior to January 26, 2028:

•

if the VWAP of a share of the Company’s common stock exceeds $40.00 per share for any ninety (90) calendar day trading period, forty-three percent (43%) of the target award restricted shares will vest;

•	if the VWAP of a share of the Company’s common stock exceeds $50.00 per share for any ninety (90) calendar day trading period, fifty percent (50%) of the target award restricted shares will vest;

•

if the VWAP of a share of the Company’s common stock exceeds $60.00 per share for any ninety (90) calendar day trading period, seventy-five percent (75%) of the target award restricted shares will vest; and

•

if the VWAP of a share of the Company’s common stock exceeds $70.00 per share for any ninety (90) calendar day trading period, one hundred percent (100%) of the target award restricted shares will vest.

Fiscal 2023 Executive Short-Term Incentive Compensation Plan

In April 2023, the Compensation Committee approved the 2023 STI Plan pursuant to which our named executive officers and certain other executive officers (each, a “Participant” and, collectively, the “Participants”) had the opportunity to earn cash performance bonuses (the “Performance Bonuses”) based upon the Company’s achievement of four corporate goals established by the Compensation Committee for the year ending December 31, 2023.

Each Participant was eligible to earn a target Performance Bonus equal to a percentage of their annual base salary for fiscal year 2023. Pursuant to the terms of their respective employment agreements, the targeted Performance Bonus for our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and our Senior Vice President, Secretary and General Counsel was equal to 75%, 70% and 50%, respectively, of their annual base salary for fiscal 2023. With respect to the Performance Bonuses, 30%, 35%, 30% and 5% of the target bonus under the 2023 STI Plan is based on the Company’s achievement of a total revenue target, an operating margin target, an adjusted funds from operations per share year-over-year growth target and an employee retention target, respectively.

The table below shows the threshold, target and maximum performance targets and related payout percentages for Performance Bonuses under our 2023 STI Plan. Performance below threshold level would result in no payout for the applicable performance metric and payouts were capped at the maximum level for performance that exceeds maximum goals. Payouts for any performance between threshold, target and maximum levels were interpolated.

Corporate Goal	Payout as a Percentage of Target	Performance Target
Revenue	Threshold (50%)	$223,108,450
	Target (100%)	$234,857,000
	Max (200%)	$246,593,550
Operating Margin	Threshold (50%)	23.0%
	Target (100%)	25.86%
	Max (200%)	32.0%
AFFO per share YoY Growth	Threshold (50%)	$2.20
	Target (100%)	$2.55
	Max (200%)	$3.88
Employee Retention Index	Threshold (50%)	104.3
	Target (100%)	107.3
	Max (200%)	110.3

The table below shows our actual results with respect the Performance Bonuses under 2023 STI Plan and the corresponding payout factors, if any, relating to each corporate goal.

Corporate Goal	Result	Payout Factor
Revenue	$234,223,906	29.2%
Operating Margin	25.86%	35.0%
AFFO per share YoY Growth(1)	$2.37	22.4%
Employee Retention Index	111.34	10.0%

(1)

Adjusted Funds from Operations is a financial valuation and performance measure that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Please refer to Appendix A to this Proxy Statement for important information concerning such non-GAAP financial measure, including the Company’s definition of such measure and reconciliation of such measure to the most directly comparable GAAP measure.

Based upon the foregoing, the table below summarizes the Performance Bonuses earned by each of our named executive officers under our 2023 STI Plan. The payout amounts relate to our achievement of the revenue performance target discussed above.

Named Executive Officer	Payout Factor	Total Amount
Brandon M. Ribar	96.61%	$339,232
Kevin J. Detz	96.61%	$275,918
David R. Brickman	96.61%	$171,448

Equity Compensation Arrangements

In addition to the employment agreements described above, our named executive officers are entitled to receive payments under the terms of our equity compensation plans and equity award agreements upon a “change in control” and the termination of the named executive officer’s employment due to death or disability.

2019 Omnibus Stock and Incentive Plan

In the event of a “change in control,” our 2019 Plan provides for the following treatment of awards unless otherwise provided in an award agreement:

•

Unless converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, all awards will become fully exercisable, all forfeiture restrictions will lapse, and, following the consummation of such change in control, all such awards will terminate and cease to be outstanding.

•

The number or value of any performance-based award or other award that is based on performance criteria or performance goals that will become fully earned, vested, exercisable and free of forfeiture restrictions will not exceed the greater of (i) such number or value determined by the actual performance attained during the applicable performance period to the time of the change in control or (ii) such number or value that would be fully earned, vested, exercisable and free of forfeiture restrictions had 100% of the target level of performance been attained for the entire applicable performance period without regard to the change in control.

•

If awards are assumed or continued after a change in control, the Compensation Committee may provide that all or a portion of such awards will become fully exercisable and all forfeiture restrictions will lapse immediately upon the involuntary termination of the participant’s employment or service within a designated period (not to exceed 24 months) following the effective date of such change in control.

•

Upon a change in control, the Compensation Committee may cause any and all awards outstanding to terminate at a specific time in the future, and will give each participant the right to exercise such awards during a period of time as the Compensation Committee, in its sole and absolute discretion, will determine.

•

The portion of any incentive stock option accelerated in connection with a change in control will remain exercisable as an incentive stock option only to the extent the applicable $100,000 limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option will be exercisable as a non-qualified stock option under the U.S. federal tax laws.

2007 Omnibus Stock and Incentive Plan

In the event of a “change in control,” our 2007 Omnibus Stock and Incentive Plan, as amended, provides for the following treatment of awards unless otherwise provided under the terms of an award or by the Compensation Committee prior to such transaction:

•

all outstanding awards (except performance awards which will be governed by their express terms) will become fully exercisable, nonforfeitable, or the restricted period will terminate, as the case may be; and

•

the Compensation Committee will have the right to cash out some or all outstanding non-qualified stock options, stock appreciation rights and shares of restricted stock on the basis of the highest price per share paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” during the immediately preceding 60-day period, in each case as determined by the Compensation Committee (except that the cash out for stock appreciation rights related to incentive stock options will be based on transaction reported for the date on which the holder exercises the stock appreciation rights or, if applicable, the date on which the cash out occurs).

Time-Based Restricted Stock Award Agreements

When our named executive officers are awarded shares of restricted stock with time-based vesting provisions, each of them enters into a restricted stock award agreement with us. These restricted stock award agreements generally provide that, if the holder’s employment with us is terminated for any reason before the vesting date for the restricted shares, the restricted shares that have not previously vested will, automatically and without notice, terminate and be permanently forfeited as of such date, except that all unvested shares will vest if the holder’s employment terminates on or after the first anniversary of the grant date due to the holder’s death or disability.

In the event of a change in control, shares of time-based restricted stock will not automatically vest; provided, however, that (i) if the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation of such award in connection with the change in control, then in the event that the holder’s employment is terminated (A) by us due to death, disability or retirement following the change in control, then the unvested portion of the award will immediately fully vest, or (B) by us other than for “Cause” or by the holder for “Good Reason,” in each case within one year following the change in control, the unvested portion of the award will immediately fully vest; or (ii) if the Compensation Committee has not made a provision for the substitution, assumption, exchange or other continuation of such award in connection with the change in control, the unvested portion of the award will fully vest immediately prior to the change in control.

Performance-Based Restricted Stock Award Agreements

When our named executive officers are awarded shares of performance-based restricted stock, each of them enters into a performance award agreement with us. These performance award agreements generally provide that, (1) if the holder’s employment with us is terminated for any reason before the vesting date for the performance shares, the performance shares that have not previously vested will, automatically and without notice, terminate and be permanently forfeited as of such date, and (2) the holder’s right to receive the specified percentage of performance shares that do not vest as a result of our failure to achieve the applicable performance measures will be automatically terminated and permanently forfeited; provided, that if a named executive officer’s continuous service is terminated by the Company due to death or disability, the unvested performance shares will remain outstanding and a pro-rated portion thereof will vest if the applicable performance target is satisfied during the performance period.

In the event of a change in control or an event which results in our common stock no longer being readily tradeable on an established securities market and provided the named executive officer remains in continuous service with the Company as of the date of such transaction, all or a portion of the performance shares may vest upon the closing of such transaction depending on the value of the consideration received by our shareholders in connection with the transaction.

2023 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to our named executive officers’ outstanding stock options and restricted stock awards as of December 31, 2023.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Brandon M. Ribar	—	—	—	—	—	13,560	(a)	130,990	—		—
	—	—	—	—	—	4,835	(b)	46,706	—		—
	—	—	—	—	—	6,547	(c)	63,244	—		—
						13,200	(d)	127,512
	—	—	—	—	—				38,550	(e)	372,393
	—	—	—	—	—				10,824	(f)	104,560
	—	—	—	—	—				14,657	(g)	141,587
									30,800	(h)
									76,450	(i)
Kevin J. Detz	—	—	—	—	—	5,374	(j)	51,913	—		—
						8,400	(d)	81,144
	—	—	—	—	—	—		—	12,092	(k)	116,809
	—	—	—	—	—	—		—	30,000	(l)	289,800
									19,600	(h)
									60,000	(i)
David R. Brickman	—	—	—	—	—	7,557	(a)	73,001	—		—
	—	—	—	—	—	2,695	(b)	26,034	—		—
						4,080	(d)	39,413
	—	—	—	—	—	—		—	25,700	(e)	248,262
	—	—	—	—	—	—		—	6,033	(f)	58,279
									9,520	(h)
									19,300	(i)

(1)	Calculated by reference to the closing price for shares of our common stock on the NYSE on December 29, 2023, which was $9.66 per share.

(a)

Represents the remaining shares of restricted stock (third tranche) granted on March 24, 2021, which vested in installments of 33%, 33% and 34% on March 24, 2022, March 24, 2023 and March 24, 2024, respectively, and shares of performance-based restricted stock granted on March 24, 2021 that were converted into time-based shares of restricted stock in connection with the closing of the Conversant transaction and fully vested on March 24, 2024.

(b)	Represents the shares of restricted stock granted on April 5, 2022, which vest in installments of 33%, 33% and 34% on April 5, 2023, April 5, 2024 and April 5, 2025, respectively.

(c)	Represents the shares of restricted stock granted on September 7, 2022, which vest in installments of 33%, 33% and 34% on September 7, 2023, September 7, 2024 and September 7, 2025, respectively.

(d)	Represents the shares of restricted stock granted on April 4, 2023, which vest in installments of 33%, 33% and 34% on April 4, 2024, April 4, 2025 and April 4, 2026, respectively.

(e)	Represents shares of performance-based restricted stock granted on November 15, 2021, which vest subject to the satisfaction of the target performance objective.

(f)	Represents shares of performance-based restricted stock granted on April 5, 2022, which vest subject to the satisfaction of the target performance objective.

(g)	Represents shares of performance-based restricted stock granted on September 7, 2022, which vest subject to the satisfaction of the target performance objective.

(h)	Represents the shares of performance-based restricted stock granted on April 4, 2023, which vest subject to the satisfaction of the target performance objective.

(i)	Represents the shares of performance-based restricted stock granted on January 26, 2023, which vest subject to the satisfaction of the target performance objective.

(j)	Represents the shares of restricted stock granted on May 12, 2022, which vest in installments of 33%, 33% and 34% on May 12, 2023, May 12, 2024 and May 12, 2025, respectively.

(k)	Represents shares of performance-based restricted stock granted on May 12, 2022, which vest subject to the satisfaction of the target performance objective.

(l)	Represents shares of performance-based restricted stock granted on May 12, 2022, which vest subject to the satisfaction of the target performance objective.

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company for each of the last two completed calendar years. In determining the “compensation actually paid” to our named executive officers (NEOs), we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for the 2023 and 2022 calendar years. Note that for our NEOs other than our principal executive officer (the PEO), compensation is reported as an average.

The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2023 and 2022, and our financial performance for each such fiscal year:

Year	Summary Compensation Table Total for Current PEO(1)	Summary Compensation Table Total for Former PEO(2)	Compensation Actually Paid to Current PEO(4)	Compensation Actually Paid to Former PEO(2)	Average Summary Compensation Table Total for non-PEO Named Executive Officers(3)	Average Compensation Actually Paid to non-PEO Named Executive Officers(4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (Loss) (in thousands)
2023	$1,768,234	N/A	$954,926	N/A	$1,130,716	$689,461	$78.28	$(21,107)
2022	$1,913,187	$3,395,827	$128,635	$(418,597)	$1,137,803	$376,574	$101.30	$(54,401)
2021	N/A	$4,816,780	N/A	$4,528,517	$2,322,073	$2,298,800	$130.88	$125,607

(1)	Brandon M. Ribar was appointed the Company’s President and Chief Executive Officer, effective September 2, 2022.

(2)	Kimberly S. Lody resigned as the Company’s President and Chief Executive Officer, effective September 2, 2022.

(3)	During 2023 and 2022, our non-PEO NEOs consisted of Kevin J. Detz and David R. Brickman. During 2021, our non-PEO NEOs consisted of Messrs. Ribar and Brickman.

(4)

In order to calculate the average compensation “actually paid” (CAP) to our NEOs, we are required under the SEC rules to subtract from the value in the summary compensation table (SCT) the grant date fair value of equity awards (reflected in columns B and D below), and add back the following (reflected in columns C and E below): (i) the year-end fair value of any equity awards in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

	SCT Total	Stock Awards Deducted	Stock Awards Added(a)	Options Deducted	Options Added	Total CAP
	A	B	C	D	E	A - (B + D) + (C + E)
PEO
2023 (Ribar)	$1,768,234	$967,769	$154,461	—	—	$954,926
2022 (Ribar)	$1,913,187	$1,088,258	$(696,294)	—	—	$128,635
2022 (Lody)	$3,395,827	$2,073,590	$(1,624,712)	—	$(116,123)	$(418,598)
2021 (Lody)	$4,816,780	$2,101,772	$1,726,637	—	$86,872	$4,528,517
Average Non-PEO NEOs
2023	$1,130,716	$487,722	$46,467	—	—	$689,461
2022	$1,137,803	$690,156	$(71,073)	—	—	$376,574
2021	$2,322,073	$1,208,281	$1,185,008	—	—	$2,298,800

Relationship Between “Compensation Actually Paid” and Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of the Company. For further information regarding our executive compensation programs, the metrics the Compensation Committee used to set executive compensation for 2023 (which are different than the financial metrics we are required to include in the tables and discussion below) and our pay versus performance philosophy, please refer to “Executive Compensation Tables” and the related narrative disclosures above and “Proposal 3—Advisory Vote on Executive Compensation” below.

The following graphs address the relationship between “compensation actually paid” as disclosed in the Pay Versus Performance Table above and the Company’s cumulative Total Shareholder Return and Net Income (Loss). With respect to fiscal 2022, the compensation data for the Company’s PEOs for such year has been aggregated.

2023 DIRECTOR COMPENSATION

The following table summarizes the compensation earned by our non-employee directors in 2023.

Name*	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)[1]	Option Awards ($)	All Other Compensation ($)	Total ($)
Noah R. Beren	$60,000	$26,400	—	—	$86,400
Benjamin P. Harris	$75,000	$26,400	—	—	$101,400
David W. Johnson	$115,000	$26,400	—	—	$141,400
Jill M. Krueger	$87,500	$26,400	—	—	$113,900
Max J. Levy(3)	—	—	—	—	—
Shmuel S.Z. Lieberman	$70,000	$26,400	—	—	$96,400
Elliot R. Zibel	$60,000	$26,400	—	—	$86,400

During 2023, we did not maintain any pension or deferred compensation arrangements for our directors.

(1)	Represents an annual retainer fee and committee retainer fees earned during 2023. See “—Compensation of Directors During 2023” below for more information.

(2)

Amounts reflect the aggregate grant date fair value of the equity awards computed in accordance with ASC 718, and represents 3,000 shares of restricted stock and restricted stock units granted pursuant to the 2019 Plan on June 15, 2023 to each of our non-employee directors, which are scheduled to vest in full on June 15, 2024.

(3)	Mr. Levy does not receive fees for his service as a director of the Company pursuant to an arrangement between Mr. Levy and Conversant.

Compensation of Directors During 2023

For their services to us, our non-employee directors in 2023 each received an annual retainer of $55,000 (in addition to the committee retainers discussed below). In addition, the independent Chairman of our Board, the

Chairman of the Audit Committee, the Chairman of the Nominating and Corporate Governance Committee, and the Chairman of the Compensation Committee, each received an additional annual retainer of $50,000, $20,000, $10,000, and $15,000, respectively, for serving as the Chairpersons or Vice Chairpersons, as applicable, of the Board or such committees in 2023. Our non-employee directors on the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee also each received an annual retainer of $10,000, $5,000 and $7,500, respectively, for serving on such committees in 2023. The Board and committee annual retainers are payable on a quarterly basis at the end of each quarter. Our non-employee directors were also reimbursed for their expenses in attending Board and committee meetings in 2023.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their independence and the compatibility of non-audit services with such independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

Audit Committee

JILL M. KRUEGER, CHAIRPERSON

BENJAMIN P. HARRIS

DAVID W. JOHNSON

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Conversant Equity Commitment

On June 29, 2023, we entered into a $13.5 million equity commitment agreement (“Equity Commitment”) with our largest shareholder, Conversant, for a term of 18 months. The Equity Commitment had a commitment fee of $675,000, which was paid through the issuance of 67,500 shares of common stock of the Company. Subject to certain conditions, the Company has the right, but not the obligation, to utilize Conversant’s equity commitment and may draw on the commitment in whole or in part. We made total equity draws of $10.0 million during 2023 and issued 1,000,000 shares of common stock to Conversant. As of December 31, 2023, $3.5 million remains available under the Equity Commitment. The Equity Commitment was approved by our Audit Committee in accordance with the Company’s related person transactions policy.

2024 Private Placement Transaction

On February 1, 2024, we entered into a securities purchase agreement with certain of our largest stockholders, including the Conversant Investors (the “Investors”), pursuant to which the Investors agreed to purchase from us, and we agreed to sell to the Investors, in a private placement transaction (the “2024 Private Placement”) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 5,026,318 shares (the “Shares”) of our common stock at a price of $9.50 per share. The 2024 Private Placement occurred in two tranches. The closing of the first tranche occurred on February 1, 2024, in which 3,350,878 Shares were issued and sold to the Investors for a total of approximately $31.8 million. The closing of the second tranche occurred on March 22, 2024, in which 1,675,440 Shares were issued and sold to the Investors for a total of approximately $15.9 million. The 2024 Private Placement was approved by our Audit Committee in accordance with the Company’s related person transactions policy.

Policy of the Board of Directors

The Board has adopted a statement of policy with respect to transactions involving us and “related persons” (generally our senior officers, directors, nominees for director, persons owning five percent or more of our outstanding common stock, immediate family members of any of the foregoing, or any entity which is owned or controlled by any of the foregoing persons or an entity in which any of the foregoing persons has a substantial ownership interest or control). The policy generally covers any related person transaction involving amounts greater than $25,000 in which a related person has a direct or indirect material interest.

Under the policy, each related person transaction must be entered into on terms that are comparable to those that could be obtained as a result of arm’s length dealings with an unrelated third party and must be approved by the Audit Committee. Pursuant to the policy, at the first regularly scheduled meeting of the Audit Committee each calendar year, members of our management will recommend related person transactions to be entered into by us for that year, including the proposed aggregate value of any such transaction. After review, the Audit Committee will approve or disapprove each such related person transaction. No member of the Audit Committee will participate in any discussion or approval of a related person transaction for which he or she is a related person, except that such member will provide all material information concerning the related person transaction. At each subsequently scheduled meeting of the Audit Committee, members of our management will update the Audit Committee as to any material change with respect to each approved related person transaction.

In the event that our management recommends any further related person transactions subsequent to the first meeting of the Audit Committee in a particular calendar year, such transactions may be presented to the Audit Committee for approval or disapproval, or preliminarily entered into by members of our management subject to ratification by the Audit Committee. However, if the Audit Committee ultimately declines to ratify any such related person transaction, our management will make all reasonable efforts to cancel or annul the transaction.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 2)

The Audit Committee has appointed RSM US LLP (“RSM”), independent auditors, to be our principal independent auditors and to audit our consolidated financial statements for the fiscal year ending December 31, 2024. RSM served as our independent registered public accounting firm for the fiscal year ended December 31, 2023.

Representatives of RSM are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee has the responsibility for the selection of our independent auditors. Although stockholder ratification is not required for the selection of RSM, and although such ratification will not obligate us to continue the services of such firm, the Board is submitting the selection for ratification with a view towards soliciting our stockholders’ opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Audit Committee must then determine whether to appoint other auditors before the end of the current fiscal year and, in such case, our stockholders’ opinions would be taken into consideration.

The Board of Directors unanimously recommends a vote “FOR” the ratification of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2024.

FEES PAID TO INDEPENDENT AUDITORS

The aggregate fees billed by the Company’s independent registered public accounting firm for fiscal years 2023 and 2022 were as follows:

Services Rendered	2023	2022
Audit Fees(1)	$837,000	$743,250
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees	—	—

Total	$837,000	$743,250

(1)

Includes professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, including, with respect to fiscal year 2023, consent fees totaling $70,000 in connection with registration statements filed during the year ended December 31, 2023.

(2)	Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Includes fees associated with tax compliance, tax advice and tax planning.

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining the independence of the Company’s independent registered public accounting firm and has concluded that it is.

Audit Committee Pre-Approval of Services Performed by Independent Auditors

The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee is responsible for the engagement of the independent auditor to provide permissible non-audit services, which require pre-approval by the Audit Committee (other than with respect to de minimis exceptions described in the rules of the NYSE or the SEC that are approved by the Audit Committee).

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL 3)

We are submitting an Advisory Vote on Compensation to our stockholders. For more information about our executive compensation objectives and practices, please see “Compensation of Executive Officers” above.

We seek to maintain high standards with respect to the governance of executive compensation. Key features of our executive compensation policies and practices that aim to drive performance and align with stockholder interests are highlighted below:

Our Compensation Practices (What we do)	Our Prohibited Compensation Practices (What we don’t do)

✓  Align Pay with Performance: A significant portion of officer compensation is at risk and earned through short- and long-term incentives to align pay outcomes with company performance objectives and shareholder value creation.

✓  Double Trigger Vesting: We provide for double-trigger cash severance and equity vesting for termination of employment following a change-of-control.

✓  Stock Ownership Guidelines: We have Stock Ownership Guidelines for both executives and directors.

✓  Clawback Policies: Our named executive officers are subject to a robust recoupment policy that applies to cash and equity-based incentive compensation in the event the Company is required to restate its financial statements. In addition, we have adopted a supplemental recoupment policy that authorizes the Compensation Committee to require the return, repayment or forfeiture of covered compensation if it is determined that a covered employee (including our named executive officers) engaged in misconduct in the performance of their duties.

✓  Annual Review: We conduct an annual review of our executive compensation program to ensure it rewards executives for strong performance, aligns with stockholder interests, retains top talent, and discourages unnecessary risk taking by our executives.

×   No Guaranteed Increases: We do not guarantee salary increases or annual incentives for our named executive officers.

×   No Hedging: We prohibit the hedging of the Company’s stock by directors, officers, or employees of the Company.

×   No Pledging: We prohibit the pledging of the Company’s stock by directors and officers of the Company.

×   No Repricing Without Stockholder Approval: We do not reprice underwater stock options without stockholder approval.

×   No Discount Option Grants: We do not provide for grants of stock options below fair market value.

×   No Excessive Perquisites or Special Benefits: Our named executive officers are only eligible to participant in benefit plans that are generally available to all of our employees.

×   No Excise Tax Gross-Ups: We do not provide any gross-up payments for so called “golden parachute” payments in the event of a change in control.

Our Compensation Practices (What we do)	Our Prohibited Compensation Practices (What we don’t do)
✓ Caps on Incentive Payout: We cap incentive payouts for each named executive officer at a specified percentage of base pay for such officer.
✓ Shareholder Engagement: We engage with our shareholders regarding their most important compensation concerns, and, as described herein, implement practices to address such concerns.

✓  Independent Consultant: We use an independent compensation consultant retained by the Compensation Committee, in its sole discretion, who performs no consulting or other services for the Company’s management.

The following key objectives are the cornerstone of our executive compensation program:

•	establish competitive target pay in line with those with whom we compete for executive-level talent;

•	retain talented individuals;

•	designs revolving around a strong link between executive pay and Company performance;

•	prudent risk taking by executives;

•	aligning our goals, efforts and results through a comprehensive executive compensation design, process and overall package; and

•	continually engaging stockholders in the overall process.

We believe these objectives collectively link compensation to overall Company performance and directly link compensation to the objectives set forth in our 2022 business plan that was developed with our Board of Directors. These objectives help ensure that the interests of our named executive officers are closely aligned with the interests of our stockholders.

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that it is not binding on us, our Board or the Compensation Committee. The SEC rules adopted in response to the matters pertaining to executive compensation in the Dodd-Frank Act did not specify a voting standard for this proposal. As a result, pursuant to our Bylaws, assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, at the Annual Meeting is required to approve, on an advisory basis, this Proposal 3.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

AMENDMENT TO THE COMPANY’S 2019 OMNIBUS STOCK AND INCENTIVE PLAN

(PROPOSAL 4)

The Board has unanimously approved and is recommending to the stockholders for approval at the Annual Meeting an amendment (the “Amendment”) to the 2019 Plan to increase the number of shares of our common stock available for issuance under the 2019 Plan to 1,797,600 shares, with such amount subject to adjustment, including under the share counting provisions of the 2019 Plan. Our common stock is listed on the NYSE and we are subject to NYSE rules and regulations. NYSE rules require stockholder approval for any material revision to an equity compensation plan. We are seeking stockholder approval of the Amendment because it is deemed a material revision to the Plan. Further, the terms of the 2019 Plan require stockholder approval of any amendment to the 2019 Plan that increases the number of shares available for issuance under the 2019 Plan. The Amendment is attached to this Proxy Statement as Appendix B.

The 2019 Plan was originally approved by our stockholders at the Company’s 2019 annual meeting of stockholders and was re-approved by our stockholders at the Company’s 2021 special meeting of stockholders. The Amendment will become effective on the date it is approved by our stockholders. If this Proposal is approved by our stockholders, we intend to file with the SEC a registration statement on Form S-8 covering the additional 500,000 shares of our common stock issuable under the 2019 Plan.

If our stockholders do not approve this Proposal, the Amendment will not become effective, and the current 2019 Plan will continue in full force and effect subject to the limitations set forth therein. However, as a result of the limited number of shares remaining available for issuance under the 2019 Plan, our projections show that the current share reserve will not likely be sufficient to cover anticipated new equity grants needed beyond early 2025. To have an adequate supply of shares available for future equity awards to attract, retain and motivate the team responsible for executing our business strategy and objectives, the Board unanimously recommends that the stockholders approve the Amendment to the 2019 Plan providing for a reserve of an additional 500,000 new shares for future stock-based incentives. We currently expect that this reserve will be sufficient for approximately two to three years. Our share usage may vary from our historical practice depending on a number of factors, including the size of our workforce, our hiring needs, our incentive and retention objectives, and our stock price.

The material features of the 2019 Plan and Amendment are described below, but the description is subject to, and is qualified in its entirety by, the full text of the 2019 Plan, included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2020, Amendment No. 1 to the 2019 Plan, included as an exhibit to the Form 8-K filed on November 4, 2021, Amendment No. 2 to the 2019 Plan, included as an exhibit to the Form 8-K filed on January 28, 2022, Amendment No. 3 to the 2019 Plan, included as an exhibit to the Form 8-K filed on June 16, 2023 and the Amendment (attached hereto as Appendix B).

If our stockholders do not approve this Proposal, this Amendment will not become effective, and the current 2019 Plan will continue in full force and effect subject to the limitations set forth therein.

2019 Plan Key Governance Features

The 2019 Plan includes the following key features that are designed to serve our stockholders’ interests, including the following:

•	All award types are subject to a minimum vesting period of one year (with limited exceptions);

•	Dividends and dividend equivalents will only be paid or settled on shares that ultimately vest;

•

Shares subject to stock options or stock appreciation rights (“SARs”) that are tendered or withheld to satisfy tax withholding obligations or that are not issued as a result of a cashless exercise are prohibited from returning to the share pool for reissuance;

•	Granting of discounted stock options or SARs is prohibited;

•	Repricing, modifying or cash buy-out of outstanding stock options or SARs is prohibited without stockholder approval;

•

Equity awards are subject to a double-trigger requirement for accelerating vesting upon a change in control unless awards are not converted, assumed or replaced by a successor or survivor corporation or parent;

•	Equity awards granted under the 2019 Plan are subject to recoupment in accordance with the terms of the Company’s compensation recoupment policies;

•	Non-employee director compensation (cash plus equity) is limited to $600,000 per non-employee director per annum; and

•	The 2019 Plan does not provide for any tax gross-ups.

Overview of 2019 Plan

Purpose

The purpose of the 2019 Plan is to advance the interests of the Company and increase stockholder value by providing additional incentives to attract, retain and motivate those qualified and competent employees, directors, and consultants upon whose efforts and judgment its success is largely dependent.

Administration

The 2019 Plan is administered by the Compensation Committee (or if not otherwise delegated, by the Board) (as applicable, the “Administrator”). The Administrator has the authority to interpret and adopt rules and regulations for carrying out the 2019 Plan. All decisions and acts of the Administrator will be final and binding on all participants under the 2019 Plan.

The Administrator will have the full power and authority to administer the 2019 Plan.

Eligibility

Awards may be granted pursuant to the 2019 Plan to any of our present or future employees, consultants and non-employee directors. The approximate number of employees, consultants and outside directors eligible to participate in the 2019 Plan as of April 19, 2024 was 3,952, 0 and 7, respectively. Actual selection of any eligible individual to receive an award pursuant to the 2019 Plan is within the sole discretion of the Administrator. “Incentive stock options” may be granted only to employees, and all other awards may be granted to employees, consultants or non-employee directors.

Types of Awards

The 2019 Plan authorizes the granting of “incentive stock options” and “non-qualified stock options” to purchase shares of our common stock. Unless the context otherwise requires, the term “options” includes both incentive stock options and non-qualified stock options. All shares of common stock reserved for issuance under the Plan may be (but are not required to be) issued pursuant to incentive stock options.

The 2019 Plan also authorizes awards of restricted stock. A restricted stock award is the grant of shares of our common stock that are nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. The vesting and number of shares of a restricted stock award may be selected by the Administrator. Except as otherwise provided in the agreement granting the restricted stock award, the recipient of restricted stock will have all of the rights of a stockholder, including with respect to voting rights and the right to receive dividends.

The 2019 Plan also authorizes awards intended to be performance-based awards that are payable in stock, cash, or a combination of stock and cash. Any performance-based awards granted will vest upon the achievement of performance objectives. The Administrator will establish the performance measure as well as the length of the performance period.

The 2019 Plan also authorizes the granting of stock appreciation rights, or SARs. A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of our common stock on the date of exercise of the SAR over the fair market value of a share of our common stock on the date of grant of the SAR. SARs may be granted under the 2019 Plan in tandem with other awards.

The 2019 Plan also authorizes awards of restricted stock units that, once vested (based on the criteria the Administrator establishes, which may be based on the passage of time or the attainment of performance-based conditions), may be settled in a number of shares of our common stock equal to the number of units earned, or in cash equal to the fair market value of the number of shares of our common stock (or a combination of stock and cash), earned in respect of such restricted stock unit award of units earned. At the discretion of the Administrator, each restricted stock unit may be credited with dividends paid in respect of each share of stock to which the restricted stock unit relates.

Shares of Common Stock Subject to the 2019 Plan

The authorized number of shares of our common under the 2019 Plan prior to the approval of the Amendment is 1,297,600 shares, of which approximately 350,000 shares remained available for issuance as of April 19, 2024. Approximately 850,000 shares of our common stock (an additional 500,000 shares) will be available for issuance under the 2019 Plan if the Amendment is approved. To the extent that any share-based award under the 2019 Plan terminates, expires, is cancelled or is paid in cash, the available shares subject to such award will remain available shares. Further, any shares tendered by a participant or withheld to satisfy the tax withholding obligation related to any award other than an option or SAR will remain available shares. Shares tendered by a participant or withheld to satisfy the exercise price or tax withholding obligation related to an option or SAR (including pursuant to a “net exercise” or “net withholding”) will not be available for re-issuance under the 2019 Plan.

Granting of Awards

The Administrator may from time to time grant awards in its discretion. In granting awards, the Administrator must take into consideration the contribution the eligible person has made or may be reasonably expected to make to our success and such other factors as the Administrator determines. The number of discretionary grants to be made under the 2019 Plan in the future to our non-employee directors and executive officers, including our named executive officers, and the dollar values of such grants, are not determinable.

Minimum Vesting Periods

Awards granted under the 2019 Plan will generally vest no earlier than the first anniversary of applicable grant date, except that the following awards will not be subject to the minimum vesting requirement: (a) awards granted in connection with awards that are assumed, converted or substituted in connection with certain transactions; (b) awards that may only be settled in cash; (c) awards that vest upon a change in control because they are not converted, assumed, or replaced by a successor or survivor corporation or a parent or subsidiary thereof; (d) awards the Administrator may grant, up to a maximum of five 5% of the aggregate number of shares authorized for issuance under the 2019 Plan; or (e) the 257,000 shares added to the 2019 Plan’s share reserve on November 1, 2021.

Exercise Price of Options

The exercise price of options granted under the 2019 Plan will be any price determined by the Administrator, but may not be less than the par value of our common stock, or in the case of incentive stock options, the exercise price may not be less than the fair market value of our common stock on the date of grant. The exercise price of incentive stock options will not be less than 110% of the fair market value on the date of grant if the optionee owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of our stock.

Price of Restricted Stock

The price, if any, to be paid by a recipient for restricted stock awarded under the 2019 Plan is determined by the Administrator. As a condition to the grant of a restricted stock award, if required by applicable law, the Administrator will require the person receiving the award to pay to us an amount equal to the par value of the restricted stock granted under the award.

Payment of Exercise Price

Unless further limited by the Administrator, the exercise price of an option will be paid solely in cash, by certified or cashier’s check, by wire transfer, by money order, by personal check, by delivery of shares of our common stock if expressly permitted by the terms of the option, by promissory note bearing interest at no less than such rate as will then preclude the imputation of interest under the Internal Revenue Code of 1986, as amended (the “Code”), other property acceptable to the Administrator, or by a combination of the foregoing. If the exercise price is paid in whole or in part with shares of our common stock, the value of the shares surrendered will be their fair market value on the date surrendered.

Restrictions on Transfer of Awards

No award granted under the 2019 Plan is transferable otherwise than by will or by the laws of descent and distribution. However, the Administrator by express provision in the award or an amendment thereto may permit awards to be transferred (without consideration) to, exercised by and paid to certain persons or entities related to the participant, including, but not limited to, members of the participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Administrator, pursuant to such conditions and procedures as the Administrator may establish.

During the lifetime of a participant, each award will be exercisable only by the participant or the guardian or legal representative of the participant.

Restrictions on Transfer of Restricted Stock

A participant may not sell, transfer, assign or pledge shares of restricted stock until the shares have vested. Stock certificates representing the restricted stock will be held by us bearing a legend to restrict transfer of the certificate until the restricted stock has vested. At the time the restricted stock vests, a certificate for the vested shares will be delivered to the participant.

Exercisability of Options

Each option will become exercisable in whole or in part and cumulatively, and will expire according to the terms of the option to the extent not inconsistent with the express provisions of the 2019 Plan. In addition, in the case of the grant of an option to an officer, the Administrator may provide that no shares acquired on the exercise of such option will be transferable during such six-month period following the date of grant of such option. The Administrator, in its sole discretion, may accelerate the date on which all or any portion of an otherwise unexercisable option may be exercised or a restriction will lapse.

Vesting of Restricted Stock and Restricted Stock Units

In granting awards of restricted stock and restricted stock units, the Administrator, in its sole discretion, may determine the terms and conditions under which the awards will vest subject to the one-year minimum vesting requirement discussed above. The Administrator also has the right, exercisable in its sole discretion, to accelerate the date on which restricted stock or restricted stock units may vest or otherwise waive or amend any conditions in respect of a grant of restricted stock or restricted stock units.

Terms of Performance Awards

The Administrator may grant performance awards to any person who is eligible to receive an award pursuant to the 2019 Plan that are conditioned on the satisfaction of performance objectives, including those comprising one or more of the performance measures under a performance-based award, as the Administrator, in its sole discretion, may select.

Performance-based awards, in the sole discretion of the Administrator, may be made in the form of:

•

Shares or unit equivalents to shares of our common stock (including, without limitation, shares of restricted stock subject to restrictions that will lapse on the basis of the satisfaction of the selected performance measure(s));

•	cash; or

•	a combination of shares of our common stock and cash.

The Administrator will establish the performance measures that will be required to be satisfied during the performance period in order to earn the amounts specified in a performance-based award, as well as the duration of any performance period, each of which may differ with respect to each covered person, or with respect to separate performance-based awards issued to the same covered person. The performance measures may be one or more (or a combination) of the following:

•

earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, rent (or restructuring) costs, adjusted EBITDA, adjusted EBITDAR, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items);

•	pre-tax income, after-tax income or adjusted net income;

•	earnings per share (basic or diluted);

•	operating profit;

•	revenue, revenue growth or rate of revenue growth;

•	return on assets (gross or net), return on investment, return on capital, or return on equity;

•	returns on sales or revenues;

•	operating expenses;

•	stock price appreciation;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	cash flow from facility operations;

•	facility net operating income;

•	implementation or completion of critical projects or processes;

•	acquisition financing;

•	cumulative earnings per share growth;

•	operating margin or profit margin;

•	containment of Company expenses,

•	expense targets, reductions and savings, productivity and efficiencies;

•

strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, employee satisfaction, resident satisfaction, human resources management, supervision of litigation and/or information technology goals, goals relating to acquisitions, divestitures, joint ventures and/or similar transactions and/or goals relating to budget comparisons;

•

personal professional objectives, including, without limitation, any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions;

•	any combination of, or a specified increase or decrease in, any of the foregoing; and

•

any other criteria as determined by the Administrator in its sole discretion, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group or securities or stock market index.

Expiration of Options

The expiration date of an option will be determined by the Administrator at the time of the grant. However, unless the terms of the option expressly provide for a different date of termination, the unexercised portion of the option will automatically and without notice terminate and become null and void on the earlier of:

•	the date that the holder ceases to be employed by us, if such cessation is for “Cause,” as defined in the 2019 Plan;

•

the 90th day following the date on which the holder ceases to be employed by us for any reason other than because of the holder’s death or disability or for Cause (however, the holder will not be considered to have ceased to be employed by us while the holder is on sick leave, military leave, or any other leave of absence approved by us, if the period of such leave does not exceed 90 days, or, if longer, so long as the holder’s right to reemployment with us is guaranteed either by statute or by contract);

•	the first anniversary of the date on which the holder ceased to be employed by us by reason of the holder’s death or disability; or

•	the tenth anniversary of the date of grant.

Change in Control

In the event of a change in control, the 2019 Plan provides for the following treatment of awards unless otherwise provided in an award agreement:

•

Unless converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, all awards will become fully exercisable, all forfeiture restrictions will lapse, and, following the consummation of such change in control, all such awards will terminate and cease to be outstanding.

•

The number or value of any performance-based award or other award that is based on performance criteria or performance goals that will become fully earned, vested, exercisable and free of forfeiture restrictions will not exceed the greater of (i) such number or value determined by the actual performance attained during the applicable performance period to the time of the change in control or (ii) such number or value that would be fully earned, vested, exercisable and free of forfeiture restrictions had 100% of the target level of performance been attained for the entire applicable performance period without regard to the change in control.

•

If awards are assumed or continued after a change in control, the Administrator may provide that all or a portion of such awards will become fully exercisable and all forfeiture restrictions will lapse immediately upon the involuntary termination of the participant’s employment or service within a designated period (not to exceed 24 months) following the effective date of such change in control.

•

Upon a change in control, the Administrator may cause any and all awards outstanding to terminate at a specific time in the future, and will give each participant the right to exercise such awards during a period of time as the Administrator, in its sole and absolute discretion, will determine.

•

The portion of any incentive stock option accelerated in connection with a change in control will remain exercisable as an incentive stock option only to the extent the applicable $100,000 limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option will be exercisable as a non-qualified stock option under the U.S. federal tax laws.

Clawback / Recovery

All awards granted under the 2019 Plan will be subject to recoupment in accordance with the Company’s compensation recoupment policies. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions on an award as the Administrator determines necessary or appropriate in view of applicable laws, governance requirements or best practices, including, but not limited to, a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause (as determined by the Administrator).

Expiration of the 2019 Plan

Unless terminated sooner by the Board, the 2019 Plan will terminate on March 26, 2029.

Adjustments

The 2019 Plan provides for (a) adjustments to the aggregate number and kind of shares that may be issued under the 2019 Plan; (b) the terms and conditions of any outstanding awards (including any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding awards under the 2019 Plan, in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of our assets to stockholders, or any other change affecting the shares or the price of the shares other than an equity restructuring.

Amendments

The Board or the Compensation Committee (with the approval of the Board) may amend or modify the 2019 Plan at any time, provided that no amendment may, without the approval of our stockholders:

•	increase the number of shares available for issuance under the 2019 Plan; or

•	permit the extension of the exercise period for an option beyond 10 years from the date of grant.

Notwithstanding any provision in the 2019 Plan to the contrary, absent approval of the stockholders of the Company, no option or SAR may be amended to reduce the per share exercise price of the shares subject to such option or SAR below the per share exercise price as of the date of grant and, except as otherwise permitted in the award agreement, (a) no option or SAR may be granted in exchange for, or in connection with, the cancellation, surrender or substitution of an option or SAR having a higher per share exercise price and (b) no option or SAR may be cancelled in exchange for, or in connection with, the payment of a cash amount or another award at a time when the option or SAR has a per share exercise price that is higher than the fair market value of a share.

In addition, no amendment will adversely affect in any material way any award previously granted pursuant to the 2019 Plan without the prior written consent of the participant; provided, however, that an amendment or modification that may cause an incentive stock option to become a non-qualified stock option will not be treated as adversely affecting the rights of the participant.

Federal Income Tax Consequences

The following is a brief summary of the U.S. Federal income tax consequences applicable to awards granted under the 2019 Plan, based upon current law as of the date of these proxy materials. This summary is provided only as general information and not as tax advice. It is not intended or written to be used, and cannot be used: (a) by any taxpayer for the purpose of avoiding tax penalties under the Code, or (b) for promoting, marketing or recommending to another party any transaction or matter addressed herein. It does not address all of the tax considerations that may be relevant to a particular participant and does not discuss state, local and foreign tax consequences. Tax consequences may vary depending on each participant’s particular circumstances, and each participant should consult his or her tax advisor regarding his or her personal circumstances.

No later than the date as of which an amount first becomes includible in the gross income of a participant for federal, state, local or foreign income or employment or other tax purposes with respect to any award under the 2019 Plan, such participant will be required to pay to us, or make arrangements satisfactory to us regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount, at the withholding rate determined applicable by us (up to the participant’s maximum required tax withholding rate). The Administrator may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with common stock. For purposes of calculating compensation income and withholding for transactions that settle in common shares, we will use the closing price of a share of common stock on the NYSE (or such other exchange as maybe the principal market our common stock) on the trading date immediately preceding the distribution date of the common stock.

Incentive Stock Options

Neither the grant nor the exercise of an incentive stock option results in taxable income to the optionee for regular U.S. federal income tax purposes. However, an amount equal to: (a) the fair market value on the exercise date minus the exercise price at the time of grant; multiplied by (b) the number of shares with respect to which the incentive stock option is being exercised, will count as “alternative minimum taxable income” which, depending on the particular facts, could result in liability for the “alternative minimum tax” or AMT. If the optionee does not dispose of the common stock issued pursuant to the exercise of an incentive stock option until the later of the two-year anniversary of the date of grant of the incentive stock option and the one-year anniversary of the date of the acquisition thereof, then: (x) upon a later sale or taxable exchange of the shares, any recognized gain or loss would be treated for tax purposes as a long-term capital gain or loss; and (y) we would not be permitted to take a deduction with respect to that incentive stock option for federal income tax purposes.

If common stock acquired upon the exercise of an incentive stock option were disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally the optionee would realize ordinary income in the year of disposition in an amount equal to the lesser of: (a) any excess of the fair market value of the shares at the time of exercise of the incentive stock option over the amount paid for the shares; or (b) the excess of the amount realized on the disposition of the shares over the participant’s aggregate tax basis in the shares (generally, the exercise price). A deduction would be available to us equal to the amount of ordinary income recognized by the optionee, except to the extent that the limitations on deductibility under Section 162(m) of the Code apply. Any further gain realized by the optionee would be taxed as short-term or long-term capital gain and would not result in any deduction by us. A disqualifying disposition occurring in the same calendar year as the year of exercise would eliminate the alternative minimum tax effect of the exercise of the incentive stock option.

Special rules may apply where all or a portion of the exercise price of an incentive stock option is paid by tendering common stock, or if the shares acquired upon exercise of an incentive stock option are subject to substantial forfeiture restrictions. The foregoing summary of tax consequences associated with the exercise of an incentive stock option and the disposition of shares acquired upon exercise of an incentive stock option assumes that the incentive stock option is exercised during employment or within three months following termination of employment. The exercise of an incentive stock option more than three months following termination of employment will result in the tax consequences described below for non-qualified stock options, except that special rules apply in the case of disability or death.

An individual’s options otherwise qualifying as incentive stock options will be treated for tax purposes as non-qualified stock options (and not as incentive stock options) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value in excess of $100,000.

Non-Qualified Stock Options

A non-qualified stock option (that is, an option that does not qualify as an incentive stock option) would result in no taxable income to the optionee or deduction to us at the time that such non-qualified stock option is granted. An optionee exercising a non-qualified stock option would, at the time of exercise, realize taxable compensation equal to: (a) the fair market value on the exercise date minus the exercise price at the time of grant, multiplied by (b) the number of shares with respect to which the option is being exercised. If the non-qualified stock option were granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes. A corresponding deduction would be available to us, except to the extent that the limitations on deductibility under Section 162(m) of the Code apply. The foregoing summary assumes that the shares acquired upon exercise of a non-qualified are not subject to a substantial risk of forfeiture.

SARs

No income generally will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant generally will be required to include as ordinary income in the year of exercise an amount equal to the excess of the fair market value of the common stock subject to the SAR on the date of exercise over the aggregate exercise price of the SAR. A participant who is an employee will be subject to income tax withholding on ordinary income recognized upon exercise of a SAR. We generally will be entitled to a deduction equal to the amount of ordinary income recognized by the participant at the time the SAR is exercised, except to the extent that the limitations on deductibility under Section 162(m) of the Code apply. A 2019 Plan participant’s aggregate tax basis for resale purposes in any common stock received upon exercise of a SAR is the amount taxed as ordinary income upon receipt of such common stock (generally equal to the fair market value of such common stock on the date of receipt). Any gain or loss on a sale of such common stock will be treated as capital gain or loss and will be long-term capital gain or loss if such common stock is held for more than one year after the date of issuance.

Restricted Stock

No income generally will be recognized by a participant in connection with the grant of restricted stock. The participant generally will be subject to tax at ordinary income rates on the fair market value of the common stock held at the time the restricted stock is no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the “Vesting Date”), reduced by the amount, if any, paid by the participant for the restricted stock (and, with respect to an employee, will be subject to income tax withholding on the amount of such ordinary income). When a participant sells the common stock held upon vesting of the restricted stock, he or she generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her tax basis in the shares (generally equal to the amount, if any, paid for the restricted stock and any ordinary income recognized on the Vesting Date). If the participant’s holding period for the shares, which begins on the Vesting Date, exceeds one year, such gain or loss will constitute long-term capital gain or loss.

A participant who so elects, under Section 83(b) of the Code within thirty days of the date of transfer of the restricted stock to the participant will have taxable ordinary income on the date of transfer of the restricted stock

(the “Transfer Date”) equal to the excess of the fair market value of the restricted stock on the Transfer Date (determined without regard to the risk of forfeiture or restrictions on transfer) over the amount, if any, paid for the restricted stock (and, with respect to an employee, will be subject to income tax withholding on the amount of such ordinary income). If the Vesting Date occurs, the participant will not recognize any additional income on such date, and the gain or loss to the participant on a subsequent sale of the common stock (calculated as the difference between the fair market value of the shares on the date of sale and the participant’s tax basis in the shares, generally equal to the amount, if any, paid for the restricted stock and any ordinary income recognized on the Transfer Date) generally will be treated as capital gain or loss to the participant. If the participant’s holding period for the common stock, which begins on the Transfer Date, exceeds one year, such gain or loss will constitute long-term capital gain or loss.

Restricted Stock Units

No income generally will be recognized by a participant in connection with the grant of a restricted stock unit (“RSU”). A participant is generally subject to withholding of Social Security and Medicare taxes on the value of an RSU at the time that the participant’s rights with respect to the RSU become vested. Although not free from doubt, under the Internal Revenue Code, if the participant’s employer determines the time at which a vested RSU will be settled, a participant generally should not be subject to income taxes with respect to such RSU until the participant has received shares and/or cash in settlement of the RSU. The fair market value of those shares at the time of settlement and/or any cash received generally should be taxable to the participant as ordinary income at the time of settlement (and, with respect to an employee, will be subject to income tax withholding on the amount of such ordinary income). The amount of ordinary income recognized by the participant generally will be deductible by us, except to the extent that the limitations on deductibility under Section 162(m) of the Code apply. The participant’s aggregate tax basis for resale purposes in any common stock received is the amount taxed as ordinary income upon receipt of the common stock. Any gain or loss on a sale of common stock will be treated as capital gain or loss and will be long-term capital gain or loss if such common stock is held for more than one year after the date of issuance.

Performance Awards

No income generally will be recognized by a participant in connection with the grant of an award otherwise subject to performance goals. Upon settlement of any such award, the participant generally will be required to include as ordinary income in the year of payment an amount equal to the amount of any cash, and the fair market value of any non-restricted shares, actually or constructively received (and, with respect to an employee, will be subject to income tax withholding on the amount of such ordinary income). The amount of ordinary income recognized by the participant generally will be deductible by us, except to the extent that the limitations on deductibility under Section 162(m) of the Code apply.

Tax Effect for Us

Our ability to realize the benefit of any tax deductions described above depends on our generation of taxable income as well as, among other things, the requirements that the compensation paid is reasonable (within the meaning of Section 162(a) of the Code), not disallowed by Section 162(m) of the Code, and not an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 162(m) of the Code may limit the deductibility of compensation paid to our Chief Executive Officer and to each of our other “covered employees” under Section 162(m) of the Code. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible by us only to the extent that it does not exceed $1,000,000 or an exemption from such deduction limitation is applicable and available. The exemption from the deduction limitation of Section 162(m) of the Code for performance-based compensation was repealed, generally effective for taxable years beginning after December 31, 2017, such that any awards granted such date are not eligible to qualify for any exemption from such deduction limitation. The

Administrator reserves the right to grant awards under the 2019 Plan that result in compensation to our covered employees in excess of the $1,000,000 deduction limitation under Section 162(m) of the Code.

Additionally, under the so-called “golden parachute” provisions of Section 280G of the Code, the accelerated vesting of awards in connection with a change of control may be required to be valued and taken into account in determining whether participants have received compensatory payments contingent on the change of control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax and may be nondeductible by us.

Equity Compensation Plan Information

The following table presents information relating to our equity compensation plans as of December 31, 2023:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of the Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	—	$—	601,617
Equity compensation plans not approved by security holders	—	—	—

Total	—	$—	601,617

The Board of Directors unanimously recommends a vote “FOR” the approval of the Amendment to the 2019 Plan.

OTHER BUSINESS

(PROPOSAL 5)

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the proxy will vote the proxy in their discretion as they may deem appropriate, unless directed by the proxy to do otherwise.

GENERAL

The cost of any solicitation of proxies will be borne exclusively by us. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of shares of our stock held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of our stock registered in their names, will be requested to forward solicitation material to the beneficial owners of such shares and to secure their voting instructions. We have retained Georgeson to assist in soliciting proxies for the Annual Meeting for a fee of $8,500. The cost of such solicitation will be borne exclusively by us.

By Order of the Board of Directors

David W. Johnson Chairman of the Board	Brandon M. Ribar President and Chief Executive Officer

April 26, 2024

Dallas, Texas

APPENDIX A

Certain Information With Respect to Non-GAAP Financial Measures Used in This Proxy Statement

Adjusted Funds from Operations (AFFO) is a non-GAAP liquidity measure that the Company defines as net income (loss) excluding depreciation and amortization expense, stock-based compensation expense, gain on extinguishment of debt, other non-cash charges, long-lived asset impairment, fines and penalties, transaction and conversion costs, other (income) expense, net, non-cash interest expense, and recurring capital expenditures.

The Company believes that presentation of AFFO as liquidity measures is useful to investors because they are one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness and make capital expenditures.

AFFO has material limitations as a liquidity measure, including: (i) they do not represent cash available for discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; and (ii) the cash portion of non-recurring charges generally represent charges/gains that may significantly affect the Company’s liquidity limits the usefulness of the measure for short-term comparisons.

Year ended December 31, 2023
Adjusted Funds from Operations (AFFO)
Net loss	$(21,107)
Depreciation and amortization expense	39,888
Stock-based compensation expense	2,749
Gain on extinguishment of debt, net	(36,339)
Other non-cash charges, net (1)	1,552
Long-lived asset impairment	5,965
Fines and penalties	584
Transaction and conversion costs (2)	4,294
Capital Expenditures (maintenance/ recurring only)	(12,657)
Non-cash interest expense	6,898
Other (income) expense, net	532

AFFO	$(7,641)

(1)	Other non-cash charges, net includes amortization of deferred loan costs.
(2)	Transaction and conversion costs relate to legal and professional fees incurred for transactions, restructuring projects or related projects.

A-1

APPENDIX B

AMENDMENT NO. 4 TO THE

SONIDA SENIOR LIVING, INC.

2019 OMNIBUS STOCK AND INCENTIVE PLAN

THIS AMENDMENT NO. 4 TO THE SONIDA SENIOR LIVING, INC. 2019 OMNIBUS STOCK AND INCENTIVE PLAN (this “Amendment”), is made effective upon the approval of the stockholders of the Company of this Amendment (the “Effective Date”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

RECITALS

WHEREAS, Sonida Senior Living, Inc. (the “Company”) maintains the Company 2019 Omnibus Stock and Incentive Plan, as amended (the “Plan”);

WHEREAS, pursuant to the Plan, the Board of Directors of the Company (the “Board”) has the authority to amend the Plan from time to time; and

WHEREAS, the Board approved this Amendment pursuant to a resolution of the Board.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of the Effective Date:

AMENDMENT

1.	The first sentence of Section 3.1 of the Plan is hereby deleted and replaced in its entirety with the following:

“Subject to Article 10, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be 1,797,600 Shares (the “Share Pool”) plus (a) any reserved Shares not issued or subject to outstanding awards under the 2007 Omnibus Stock and Incentive Plan For the Company, as amended (the “Prior Plan”) on the Effective Date, and (b) any Shares that are subject to an award granted under the Prior Plan that is outstanding on the Effective Date, but that ceases to be subject to the award due to the award’s forfeiture, cancelation, or expiration, or because the award is paid or settled in cash.”

2.	This Amendment shall be and is hereby incorporated into and forms a part of the Plan.

3.	Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

SONIDA SENIOR LIVING, INC.

By: /s/ Brandon M. Ribar
Name:	Brandon M. Ribar
Title:	President and Chief Executive Officer

B-1

Sonida Senior Living, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4 and 5.

1. Proposal to elect as directors of the Company the following persons to hold office until the annual meeting of stockholders of the Company to be held in 2027, or until their respective successors are duly qualified and elected.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Jill M. Krueger	☐	☐	☐	02 - Max J. Levy	☐	☐	☐	03 - Elliot R. Zibel	☐	☐	☐

	For	Against	Abstain
2. Proposal to ratify the Audit Committee’s appointment of RSM US LLP, independent accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2024.	☐	☐	☐	This proxy will be voted as directed herein by the undersigned stockholder.

	For	Against	Abstain
3. Proposal to approve the Company’s executive compensation.	☐	☐	☐	If no direction is made, this proxy will be voted as indicated below: “FOR” the election of each of the nominees for director (Proposal 1), and “FOR” Proposals 2, 3, 4 and 5.

	For	Against	Abstain

4. Proposal to approve an amendment to the Company’s 2019 Omnibus Stock and Incentive Plan, as amended, to increase the number of shares of common stock that the Company may issue under such plan from 1,297,600 shares to 1,797,600 shares.

	☐	☐	☐	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
	For	Against	Abstain
5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

1 U P X

          03ZI5C

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Sonida Senior Living, Inc.

14755 Preston Road, Suite 810

Dallas, Texas 75254

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brandon M. Ribar and David R. Brickman, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated hereon, all the shares of the common stock of Sonida Senior Living, Inc. (the “Company”), held of record by the undersigned on April 19, 2024, at the Annual Meeting of Stockholders of the Company to be held at the Company’s Corporate Office at 14755 Preston Road, Suite 810, Dallas, Texas 75254 on June 4, 2024 at 9:00 AM Central Time, and any postponement(s) or adjournment(s) thereof.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH FOR THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

(Continued and to be marked, dated and signed, on the other side)

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.